                                                             EXECUTION COPY

         _________________________________________________________



                         ASSET PURCHASE AGREEMENT


                              by and between


                          TK COMMUNICATIONS, INC.

                                as "Seller"


                                    and


                INFINITY BROADCASTING CORPORATION OF DALLAS

                                as "Buyer"


                                    for


                          KLUV-FM, DALLAS, TEXAS


                      Dated as of September 12, 1994


         _________________________________________________________


                             TABLE OF CONTENTS
                             _________________
                                                                       PAGE

Index to Exhibits and Schedules. . . . . . . . . . . . . . . . . . . . . .v

ARTICLE 1 ASSETS TO BE CONVEYED. . . . . . . . . . . . . . . . . . . . .  1

     1.1. Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2. Station Assets . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.3. Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 2 PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . .  4

     2.1. Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.2. Allocation . . . . . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE 3 ASSUMPTION OF OBLIGATIONS. . . . . . . . . . . . . . . . . . .  4

     3.1. Assumption of Obligations. . . . . . . . . . . . . . . . . . .  4
     3.2. Limitation . . . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 4 REQUIRED CONSENTS. . . . . . . . . . . . . . . . . . . . . . .  5

     4.1. FCC Application. . . . . . . . . . . . . . . . . . . . . . . .  5
     4.2. Compliance with HSRA . . . . . . . . . . . . . . . . . . . . .  6
     4.3. Other Governmental Consents. . . . . . . . . . . . . . . . . .  6

ARTICLE 5 PRORATIONS; ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . .  6

     5.1. Proration of Income and Expenses . . . . . . . . . . . . . . .  6
     5.2. Trade Agreements . . . . . . . . . . . . . . . . . . . . . . .  7
     5.3. Payment of Proration Items . . . . . . . . . . . . . . . . . .  7
     5.4. Accounts Receivable. . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . .  9

     6.1. Organization and Standing. . . . . . . . . . . . . . . . . . .  9
     6.2. Authorization and Binding Obligation . . . . . . . . . . . . .  9
     6.3. FCC Qualifications . . . . . . . . . . . . . . . . . . . . . .  9
     6.4. Absence of Conflicting Agreements or Required Consents . . . .  9
     6.5. Absence of Litigation. . . . . . . . . . . . . . . . . . . . . 10


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

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . 10

     7.1. Organization and Standing. . . . . . . . . . . . . . . . . . . 10
     7.2. Authorization and Binding Obligation . . . . . . . . . . . . . 10
     7.3. Absence of Conflicting Agreements or Required Consents . . . . 11
     7.4. FCC Authorizations . . . . . . . . . . . . . . . . . . . . . . 11
     7.5. Title to and Condition of Real Property. . . . . . . . . . . . 12
     7.6. Title to and Condition of Personal Property. . . . . . . . . . 13
     7.7. Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     7.8. Personnel Information. . . . . . . . . . . . . . . . . . . . . 14
     7.9. Intellectual Property. . . . . . . . . . . . . . . . . . . . . 15
     7.10.     Litigation. . . . . . . . . . . . . . . . . . . . . . . . 16
     7.11.     Compliance With Laws. . . . . . . . . . . . . . . . . . . 16
     7.12.     Interests in Clients, Suppliers, Etc. . . . . . . . . . . 16
     7.13.     Financial Statements; Budget. . . . . . . . . . . . . . . 17
     7.14.     Insurance . . . . . . . . . . . . . . . . . . . . . . . . 17
     7.15.     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     7.16.     Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . 18
     7.17.     Environmental Matters . . . . . . . . . . . . . . . . . . 18
     7.18.     UCC Financing Statements. . . . . . . . . . . . . . . . . 18
     7.19.     Disclosure. . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE 8 COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . 19

     8.1. Notification . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 9 COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . . . . . 19

     9.1. Interim Operation. . . . . . . . . . . . . . . . . . . . . . . 19
     9.2. Access to Station. . . . . . . . . . . . . . . . . . . . . . . 22
     9.3. No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . 22
     9.4. Financial Statements . . . . . . . . . . . . . . . . . . . . . 22
     9.5. Notification . . . . . . . . . . . . . . . . . . . . . . . . . 23
     9.6. Third-Party Consents . . . . . . . . . . . . . . . . . . . . . 23
     9.7. Estoppel Certificates. . . . . . . . . . . . . . . . . . . . . 24
     9.8. Environmental Audit. . . . . . . . . . . . . . . . . . . . . . 24
     9.9. Payment of Indebtedness; Financing Statements. . . . . . . . . 24


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

ARTICLE 10     JOINT COVENANTS . . . . . . . . . . . . . . . . . . . . . 25

     10.1.     Conditions. . . . . . . . . . . . . . . . . . . . . . . . 25
     10.2.     Pre-Closing Efforts . . . . . . . . . . . . . . . . . . . 25
     10.3.     Control of Station. . . . . . . . . . . . . . . . . . . . 25
     10.4.     Confidentiality . . . . . . . . . . . . . . . . . . . . . 25
     10.5.     Continued Employment of Station Employees . . . . . . . . 25
     10.6.     Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . 27
     10.7.  Reversal Agreement.. . . . . . . . . . . . . . . . . . . . . 28
     10.8.     Closing Covenant. . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 11     CONDITIONS PRECEDENT TO BUYER'S
     OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . 28

     11.1.     Representations, Warranties and Covenants . . . . . . . . 28
     11.2.     Governmental Consents . . . . . . . . . . . . . . . . . . 29
     11.3.     Third-Party Consents. . . . . . . . . . . . . . . . . . . 29
     11.4.     Adverse Proceedings . . . . . . . . . . . . . . . . . . . 29
     11.5.     Deliveries. . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE 12     CONDITIONS PRECEDENT TO SELLER'S
     OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . 29

     12.1.     Representations, Warranties and Covenants . . . . . . . . 29
     12.2.     Governmental Consents . . . . . . . . . . . . . . . . . . 30
     12.3.     Adverse Proceedings . . . . . . . . . . . . . . . . . . . 30
     12.4.     Deliveries. . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE 13     DOCUMENTS TO BE DELIVERED AT THE CLOSING. . . . . . . . . 30

     13.1.     Documents to be Delivered by Seller . . . . . . . . . . . 30
     13.2.     Documents to be Delivered by Buyer. . . . . . . . . . . . 31

ARTICLE 14     TRANSFER TAXES; FEES AND EXPENSES . . . . . . . . . . . . 32

     14.1.     Transfer Taxes and Similar Charges. . . . . . . . . . . . 32
     14.2.     Governmental Filing or Grant Fees . . . . . . . . . . . . 32
     14.3.     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 32


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

ARTICLE 15     BROKER'S COMMISSION OR FINDER'S FEE . . . . . . . . . . . 32

     15.1.     Buyer's Representation and Agreement to Indemnify . . . . 32
     15.2.     Seller's Representation and Agreement to Indemnify. . . . 33

ARTICLE 16     INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 33

     16.1.     Indemnification by Seller . . . . . . . . . . . . . . . . 33
     16.2.     Indemnification by Buyer. . . . . . . . . . . . . . . . . 34
     16.3.     Procedure for Indemnification . . . . . . . . . . . . . . 35
     16.4.     Limitations . . . . . . . . . . . . . . . . . . . . . . . 36
     16.5.     Survival of Representations, Warranties and Covenants . . 36

ARTICLE 17     TERMINATION RIGHTS. . . . . . . . . . . . . . . . . . . . 37

     17.1.     Termination . . . . . . . . . . . . . . . . . . . . . . . 37
     17.2.     Liability . . . . . . . . . . . . . . . . . . . . . . . . 38

ARTICLE 18     REMEDIES UPON DEFAULT . . . . . . . . . . . . . . . . . . 38

     18.1.     Default by Seller . . . . . . . . . . . . . . . . . . . . 38
     18.2.     Default by Buyer. . . . . . . . . . . . . . . . . . . . . 39

ARTICLE 19     OTHER PROVISIONS. . . . . . . . . . . . . . . . . . . . . 39

     19.1.     Publicity . . . . . . . . . . . . . . . . . . . . . . . . 39
     19.2.     Benefit and Assignment. . . . . . . . . . . . . . . . . . 39
     19.3.     Entire Agreement. . . . . . . . . . . . . . . . . . . . . 39
     19.4.     Headings. . . . . . . . . . . . . . . . . . . . . . . . . 40
     19.5.     Computation of Time.. . . . . . . . . . . . . . . . . . . 40
     19.6.     Governing Law . . . . . . . . . . . . . . . . . . . . . . 40
     19.7.     Notices . . . . . . . . . . . . . . . . . . . . . . . . . 40
     19.8.     Counterparts. . . . . . . . . . . . . . . . . . . . . . . 41
     19.9.     Further Assurances. . . . . . . . . . . . . . . . . . . . 41

ARTICLE 20     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . 42


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

                          EXHIBITS AND SCHEDULES


     EXHIBITS
     ________

     A.        Opinion of Seller's Counsel
     B.        Opinion of Buyer's Counsel
     C.        Reversal Agreement


     SCHEDULES
     _________

     1.2(a)    Station Licenses
     1.2(b)    Real Property
     1.2(c)    Tangible Personal Property
     1.2(d)    Contracts
     1.2(f)    Intellectual Property
     6.3       Buyer's FCC Exceptions
     6.4       Buyer's Required Consents
     6.5       Buyer's Litigation
     7.3       Seller's Required Consents
     7.8       Employee List and Compensation; Past Labor Disputes
     7.10      Pending Claims and Litigation
     7.12      Interests in Clients, Suppliers, Etc.
     7.13(a)   Financial Statements
     7.13(b)   1994 Budget
     7.14      Insurance Policies
     7.18      UCC Financing Statements



                     ASSET PURCHASE AGREEMENT
                     ________________________

      This ASSET PURCHASE AGREEMENT (this "Agreement"), made as of the 12th day of September, 1994, is by and between TK COMMUNICATIONS, INC., a Pennsylvania corporation ("Seller"), and INFINITY BROADCASTING CORPORATION OF DALLAS, a Delaware corporation ("Buyer").


                              RECITALS
                              ________

      Seller is the licensee of and operates radio broadcast station KLUV-FM, Dallas, Texas (the "Station"), pursuant to licenses issued by the Federal Communications Commission (the "FCC").

      Seller and Buyer have agreed that Seller will sell and Buyer will acquire substantially all of the assets used, useful or necessary in the operation of the Station on the terms and subject to the conditions set forth in this Agreement.

      Therefore, the parties agree as follows:


                              ARTICLE 1
                        ASSETS TO BE CONVEYED
                        _____________________

      1.1. Closing. Subject to Section 17.1 hereof and except as otherwise mutually agreed upon by Seller and Buyer, the closing of this transaction (the "Closing") shall take place on a date designated by Buyer within fifteen (15) business days after the last of the conditions specified in Sections 11.2 and
12.2 hereof has been fulfilled (or waived by the party entitled to waive such condition). The Closing shall be held at 10:00 a.m. (Washington, D.C. time) in the offices of Leventhal, Senter & Lerman, 2000 K Street, N.W., Suite 600, Washington, D.C. or at such place as the parties may otherwise agree.

      1.2. Station Assets. At the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of the assets, real, personal and mixed, tangible and intangible (including the business of the Station as a going concern), owned or held by Seller and used, useful or necessary in the conduct of the business and operation of the Station, including all such property acquired by Seller between the date hereof and the Closing Date (but


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
excluding the assets specified in Section 1.3), including, but not limited to, the following:

            (a) all of Seller's right, title and interest in and to the licenses, permits and other authorizations issued by any governmental authority and used, useful or necessary in the conduct of the business and operation of the Station, including the Station Licenses listed in
        Schedule 1.2(a), the call letters "KLUV-FM" and any applications for
        _______________
        such licenses, permits and authorizations;

            (b) all of Seller's right, title and interest in and to all real property, including leasehold interests and easements, used, useful or necessary in the conduct of the business and the operation of the Station, including the Real Property listed in Schedule 1.2(b), together
                                                       _______________
        with any additions thereto between the date hereof and the Closing Date;

            (c) all equipment, office furniture and fixtures, office
        materials and supplies, inventory, spare parts, motor vehicles and other tangible personal property of every kind and description, owned, leased or held by Seller and used, useful or necessary in the conduct of the business and operation of the Station, including the items listed in
        Schedule 1.2(c), except to the extent such property is disposed of or
        _______________
        consumed in accordance with Section 9.1(b);

            (d) subject to the provisions of Article 3 hereof, all of Seller's rights under and interest in all Contracts, including the Contracts listed in Schedule 1.2(d) hereto;

            (e) all programs and programming materials of whatever form or nature owned by Seller and used or intended for use on or by the Station;

            (f) all of Seller's right, title and interest in and to the trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, jingles, logos, slogans, licenses, permits and privileges owned or held by Seller and used, useful or necessary in the conduct of the business and operation of the Station, including those listed in
        Schedule 1.2(f);
        _______________


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

             (g) all files, records, books of account, computer programs and software and logs relating to the operation of the Station, including, without limitation, payable records, receivable records, invoices, statements, traffic material, programming information and studies, technical information and engineering data, news and advertising studies and consultants' reports, ratings reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports, budgets, financial reports and projections, sales, operating and business plans, filings with the FCC and original executed copies of all written Contracts to be assigned hereunder; and

            (h) all of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Station Assets and all similar rights against third parties relating to items included in the Station Assets to the extent contractually assignable.

      The assets to be transferred to Buyer hereunder are hereinafter collectively referred to as the "Station Assets." The Station Assets shall be transferred to Buyer free and clear of all debts, Liens (other than Permitted Liens), claims and liabilities.

      1.3. Excluded Assets. The Station Assets shall not include the following:

            (a) Seller's books and records as pertain to the corporate organization, existence or capitalization of Seller, and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports;

            (b) all cash, cash equivalents or similar type investments of Seller, such as certificates of deposit, Treasury bills, and other marketable securities on hand and/or in banks;

            (c) all accounts receivable arising out of the operation of the Station for services performed or provided prior to the Effective Time (the "Accounts Receivable"), but specifically excluding any amounts owing in connection with advertisements or programs to be broadcast at and after the Effective Time;

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

            (d) all Contracts of insurance, except for any rights that may be assigned pursuant to Section 10.6 of this Agreement (Risk of Loss); and

            (e) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and any other employee benefit plan or arrangement and the assets thereof, if any.


                              ARTICLE 2
                           PURCHASE PRICE

      2.1. Purchase Price. The total consideration to be paid by Buyer for the Station Assets (the "Purchase Price") shall be Fifty Million One Hundred Thousand Dollars ($50,100,000). The Purchase Price shall be payable by Buyer at Closing by wire transfer of immediately available federal funds to an account at a domestic U.S. bank or other financial institution pursuant to wire instructions that Seller shall deliver to Buyer at least two (2) business days prior to Closing.

      2.2. Allocation. Buyer shall arrange for an appraisal of the value of the tangible assets included in the Station Assets. The appraisal shall be completed within one hundred eighty (180) days after the Closing, and, based upon such appraisal, Buyer shall prepare an initial draft of IRS Form 8594. Buyer shall forward such form to Seller for its approval, which shall not be unreasonably withheld. If the parties reach an agreement on the contents of IRS Form 8594, Buyer and Seller shall each file the IRS Form 8594 finally agreed upon by the parties with their respective federal income tax return for the tax year in which the Closing occurs.


                              ARTICLE 3
                      ASSUMPTION OF OBLIGATIONS

      3.1.  Assumption of Obligations.  Subject to the provisions of this
Article 3 and Article 5 of this Agreement, Buyer shall assume and undertake to pay, satisfy or discharge: (a) the liabilities, obligations and commitments of Seller arising and accruing after the Closing Date under the Contracts listed in Schedule 1.2(d) and the Time Sales Agreements; (b) the liabilities, obligations and commitments of Seller arising and accruing after the Closing Date under other Contracts entered into between the date of this Agreement and the Closing Date in

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
accordance with Section 9.1(f); (c) the liabilities and obligations of Seller to the Transferred Employees as provided in Section 10.5; (d) obligations arising under the Station Licenses after the Closing Date; and (e) Permitted Liens.

      3.2. Limitation. Except as set forth in Section 3.1 hereof, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of Seller of any nature whatsoever. Without limiting the generality of the foregoing, Buyer shall not assume or be liable for any liability or obligation of Seller (a) arising out of any litigation, proceeding or claim by any person or entity relating to the business or operation of the Station prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date, or (b) under any employment contract, collective bargaining agreement, insurance, pension, retirement, deferred compensation, incentive bonus or profit sharing or employee benefit plan or trust, except to the extent such agreement is specifically included in the Contracts listed on Schedule 1.2(d).


                              ARTICLE 4
                          REQUIRED CONSENTS

      4.1. FCC Application. The assignment of the Station Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. No later than five (5) business days after the date of this Agreement, Buyer and Seller shall file the FCC Application. Seller and Buyer shall thereafter prosecute the FCC Application with all reasonable diligence and otherwise use their best efforts to obtain the grant of the FCC
Application as expeditiously as practicable; provided, however, that neither Seller nor Buyer shall have any obligation to satisfy any complainant or the FCC by taking any steps which would have a material adverse effect upon Seller or Buyer or upon any affiliated entity, but neither the expense nor inconvenience to a party of defending against a complainant or an inquiry by the FCC shall be considered a material adverse effect on such party. If the FCC Consent imposes any condition on any party hereto, such party shall use its best efforts to comply with such condition; provided, however, that no party shall be required to comply with any condition that would have a material adverse effect upon it or any affiliated entity. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided,

however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 17 hereof.

      4.2. Compliance with HSRA. Each party shall make or cause to be made in a timely fashion, and in any event within thirty (30) days following the date of this Agreement, all filings which are required in connection with the transactions contemplated hereby under the HSRA, and shall furnish to the other party all information that the other reasonably requests in connection with such filings. The transfer of the Station Assets hereunder is conditioned upon the expiration of the applicable waiting period under the HSRA without the institution or threat of any action with respect to the consummation of the transactions contemplated hereunder.

      4.3. Other Governmental Consents. Promptly following the execution of this Agreement, the parties shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver that are required from such governmental authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.


                              ARTICLE 5
                   PRORATIONS; ACCOUNTS RECEIVABLE

      5.1. Proration of Income and Expenses. All income and expenses arising from the conduct of the business and operation of the Station shall be prorated between Buyer and Seller as of the Effective Time in accordance with GAAP. Such prorations shall be based upon the principle that Seller shall be entitled to all income earned and shall be responsible for all liabilities and obligations accruing in connection with the operation of the Station until the Effective Time, and Buyer shall be entitled to all income earned and be responsible for such liabilities and obligations accruing thereafter. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby, which shall be paid as set forth in
Article 14 of this Agreement), business and license fees, music and other license fees (including any retroactive adjustments thereof), wages and salaries of employees (including accruals up to the Closing Date for bonuses, commissions, sick leave, vacation and severance pay and related payroll taxes), utility expenses, liabilities and obligations

under all Contracts to be assumed by Buyer (other than Trade Agreements), rents and similar prepaid and deferred items and all other expenses attributable to the ownership and operation of the Station. Trade Agreements shall be prorated only to the extent provided in Section 5.2 of this Agreement. To the extent not known, real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

      5.2. Trade Agreements. Liabilities and obligations under Trade Agreements shall be prorated in favor of Buyer to the extent that the liability of the Station for air time under such agreements as of the Effective Time exceeds by more than Fifty Thousand Dollars ($50,000) the fair market value of the property to be received by Buyer under such agreements after the Effective Time. The liability of the Station for unperformed time under a Trade Agreement as of the Effective Time shall be valued according to the Station's rate card as of the date of this Agreement. Buyer shall not be obligated to make any proration in favor of Seller with respect to Trade Agreements, notwithstanding that the fair market value of property to be received by Buyer exceeds the liability for unperformed time.

      5.3. Payment of Proration Items. Within sixty (60) days following the Closing Date, Seller shall deliver to Buyer a schedule of its proposed prorations (which shall set forth in reasonable detail the basis for those determinations) (the "Proration Schedule"). The Proration Schedule shall be conclusive and binding upon Buyer unless Buyer provides Seller with written notice of objection (the "Notice of Disagreement") within thirty (30) days after Buyer's receipt of the Proration Schedule, which notice shall state the prorations of expenses proposed by Buyer (the "Buyer's Proration Amount"). Seller shall have fifteen (15) days from receipt of a Notice of Disagreement to accept or reject Buyer's Proration Amount. If Seller rejects Buyer's Proration Amount, and the amount in dispute exceeds five thousand dollars ($5,000), the dispute shall be submitted within ten (10) days to the Dallas, Texas, office of Deloitte & Touche (the "Referee") for resolution, such resolution to be made within thirty (30) days after submission to the Referee and to be final, conclusive and binding on Seller and Buyer. Buyer and Seller agree to share equally the cost and expenses of the Referee, but each party shall bear its own legal and other expenses, if any. If the amount in dispute is equal to or less than five thousand dollars ($5,000), such amount shall be divided equally between Buyer and Seller. Payment by Buyer or Seller, as the case may be, of the proration amounts determined pursuant to this Section 5.3 shall be due fifteen (15) days after the last to occur of (i) Buyer's acceptance of the Proration Schedule or failure to give Seller a timely Notice

of Disagreement; (ii) Seller's acceptance of Buyer's Proration Amount or failure to reject Buyer's Proration Amount within fifteen (15) days of receipt of a Notice of Disagreement; (iii) Seller's rejection of Buyer's Proration Amount in the event the amount in dispute equals or is less than five thousand dollars ($5,000); and (iv) notice to Seller and Buyer of the resolution of the disputed amount by the Referee in the event that the amount in dispute exceeds five thousand dollars ($5,000). Any payment required by Seller to Buyer or by Buyer to Seller, as the case may be, under this Section 5.3 shall be paid by wire transfer of immediately available federal funds to the account of the payee with a financial institution in the United States as designated by Seller in the Proration Schedule or by Buyer in the Notice of Disagreement (or by separate notice in the event that Buyer does not send a Notice of Disagreement). If either Buyer or Seller fails to pay when due any amount under this Section 5.3, interest on such amount will accrue from the date payment was due to the date such payment is made at a per annum rate equal to the Prime Rate plus two percent (2%), and such interest shall be payable upon demand.

      5.4. Accounts Receivable. On the Closing Date, Seller will assign the Accounts Receivable to Buyer for purposes of collection only. Buyer will collect the Accounts Receivable as Seller's agent in the same manner and with the same diligence that Buyer uses to collect its own accounts receivable for a period of one hundred twenty (120) days following the Closing Date (the "Collection Period"); provided, that Buyer shall not be obligated to institute litigation, employ any collection agency, legal counsel or other third party, or take any other extraordinary means of collection. Within ten (10) business days after the Closing Date, Seller shall deliver to Buyer a complete and detailed statement of each Account Receivable, including a statement showing all commissions owing with respect to such receivables, if any (the "Receivable Statement"). Neither Seller nor its agents will make any solicitation of such Accounts Receivable for collection purposes nor will Seller or its agents institute litigation for the collection of any Accounts Receivable during the Collection Period, except with respect to Accounts Receivable returned to Seller for collection as set forth below. By the tenth
(10th) day of each month during the Collection Period, Buyer shall pay to Seller all amounts collected by Buyer on the Accounts Receivable during the previous calendar month. Buyer may deduct from such collections (a) any commissions which may be due with respect to the Accounts Receivable (as indicated on the Receivable Statement) and, if so, shall promptly notify Seller of the deduction and remit such commissions to the appropriate person and (b) any amount due to Buyer under this Agreement for which payment has not been made. All amounts received by Buyer from account debtors included among the Accounts Receivable

shall be applied first to the Accounts Receivable, unless the account debtor specifically disputes a receivable or instructs that the payment be otherwise applied. If during the Collection Period an account debtor disputes an account included among the Accounts Receivable, Buyer may return that account to Seller for collection. At the conclusion of the Collection Period, any remaining Accounts Receivable shall be reassigned to Seller and thereafter Buyer shall have no further obligation with respect to the Accounts Receivable.


                              ARTICLE 6
               REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      6.1. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, as of the Closing Date, will be qualified to do business in the State of Texas.

      6.2. Authorization and Binding Obligation. Buyer has all necessary power and authority to enter into and perform under this Agreement and the transactions contemplated hereby, and Buyer's execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

      6.3. FCC Qualifications. To Buyer's knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules, regulations and policies of the FCC, would disqualify Buyer as assignee of the Station Licenses or require a waiver of any FCC rule, regulation or policy, except as disclosed on Schedule 6.3.

      6.4. Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 with respect to FCC and other governmental consents or as disclosed on Schedule 6.4, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by
Buyer: (a) do and will not require the consent or waiver of any third party;
(b) do and will not violate any provisions of Buyer's certificate of

incorporation or bylaws; (c) do and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which any Buyer is a party; and (d) do and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, instrument, license or permit to which Buyer is now subject.

      6.5. Absence of Litigation. Except as set forth in Schedule 6.5, there is no claim, litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

      6.6. Financing. Subject to Schedule 6.4, Buyer's obligations hereunder are not subject to a contingency based on the availability or suitability of financing.



                              ARTICLE 7
              REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      7.1. Organization and Standing. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Pennsylvania, and has all necessary corporate power and authority to own, lease and operate the Station Assets and to carry on the business of the Station as now being conducted and as proposed to be conducted by Seller between the date hereof and the Closing Date.

      7.2. Authorization and Binding Obligation. Seller has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller's execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Seller and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.


      7.3. Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 with respect to FCC and other governmental consents and except as set forth on Schedule 7.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller (a) do and will not require the consent of any third party (except with respect to Contracts as disclosed in Schedule 1.2(d)); (b) do and will not violate any provisions of Seller's articles of incorporation or bylaws;
(c) do and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which it or the Station Assets are bound; (d) do and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any Contract, agreement, instrument, license or permit to which either Seller or the Station Assets are now subject; and (e) do and will not result in the creation of any lien, charge or encumbrance on any of the Station Assets.

      7.4.  FCC Authorizations.

      (a) Schedule 1.2(a) contains a true and complete list of the Station Licenses, including their expiration dates, and there are no other licenses, permits or other authorizations from governmental or regulatory authorities required for the lawful conduct of the business and operation of the Station in the manner and to the full extent it is now conducted. Seller has delivered to Buyer true and complete copies of the Station Licenses, including any and all amendments and other modifications thereto. The Station Licenses and other licenses, permits and authorizations listed in Schedule 1.2(a) were validly issued and are validly held by Seller, are in full force and effect and are unimpaired by any act or omission of Seller, its shareholders, officers, directors, employees or agents, and except as disclosed in Schedule 1.2(a), none is subject to any restriction or condition which would limit in any respect the full operation of the Station as now operated. Seller has no reason to believe that the FCC will not renew the Station Licenses in the ordinary course.

      (b) Except as disclosed in Schedule 1.2(a), there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened before the FCC relating to the business or operation of the Station or that may result in the revocation, modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending application or the imposition of any fines, forfeitures, or other administrative actions by the FCC with respect to the


Station or its operation other than proceedings affecting the broadcasting industry generally. Except as disclosed in Schedule 1.2(a), Seller is not subject to any outstanding judgment or order of the FCC relating to the Station. The Station is being operated in material compliance with the terms and conditions of the Station Licenses, the underlying construction permits, the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC. Since the Station's most recent renewal of its main broadcast license: (i) All ownership reports, employment reports and other reports and documents required to be filed by Seller with the FCC have been timely filed; (ii) such items as are required to be placed in the Station's local public files have been placed in such files without material exception; and (iii) all proofs of performance and measurements that are required to be made by Seller with respect to the Station's transmission facilities have been completed and filed at the Station. All information contained in the ownership reports, employment reports and proofs of performance described above is true, complete and correct in all material respects.

      (c) To the best knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Seller as the assignor of the Station Licenses.

      7.5.  Title to and Condition of Real Property.

      (a) Schedule 1.2(b) contains descriptions of all of Seller's real property interests, including leasehold interests and easements, and a description of all leasehold improvements, necessary to conduct or used or useful in the business or operation of the Station (the "Real Property"). The Real Property listed in Schedule 1.2(b) includes all such properties necessary to conduct the business and operation of the Station as now conducted.

      (b) Seller owns a valid and subsisting interest as lessee under the leased Real Property free and clear of all Liens except for (i) Liens held by Seller's senior lenders to be released or terminated at the Closing and (ii) the lessor's interest in such lease.

      (c) Seller owns no Real Property.

      (d) Any improvements to the Real Property conform in all material respects to all lease restrictions, restrictive covenants, building codes, and federal, state and local laws, regulations and ordinances, and the Real Property is zoned for the various purposes for which it is currently being used. Such improvements are in good working condition and repair, are

insurable at standard rates, and comply in all material respects with the rules and regulations of the FCC and all other applicable federal, state and local statutes, ordinances, rules and regulations. Seller has no knowledge of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of the Real Property. The transmitting towers, guy anchors, transmitter buildings and related improvements used by Seller in the operation of the Station are located entirely on the Real Property.

      7.6. Title to and Condition of Personal Property. Schedule 1.2(c) contains a list of the principal items (and a summary description of the other items) of tangible personal property owned, leased or held by Seller and used in the conduct of the business and operation of the Station ("Personal Property"). Except as described in Schedule 1.2(c), Seller has good and marketable title to all Personal Property (and to all other tangible personal property and assets to be transferred to Buyer hereunder) free and clear of all Liens (except for (i) Liens held by Seller's senior lenders to be released or terminated at the Closing; and (ii) Liens for current taxes not yet due and payable). Except as described in Schedule 1.2(c), all of the items of tangible personal property and facilities included in the Station Assets are in good operating condition and repair (reasonable wear and tear excepted), are insurable at standard rates, have been properly maintained, are performing satisfactorily and in accordance with standards of good engineering practice and are available for immediate use in the conduct of the business and operation of the Station. All such tangible personal property and facilities are in compliance in all material respects with the rules and regulations of the FCC and with all other applicable federal, state and local statutes, ordinances, rules and regulations. The Personal Property listed in Schedule 1.2(c) includes all such properties necessary to conduct the business and operation of the Station on a stand-alone basis.

      7.7.  Contracts.

            (a) Schedule 1.2(d) lists all Contracts as of the date of this Agreement, including Trade Agreements and leases for Real Property, other than
(i) Time Sales Agreements (unless such Time Sales Agreement has a stated value in excess of Twenty Thousand Dollars ($20,000), prepayment has been received, or the term exceeds three (3) months in which case such Time Sales Agreement is included on Schedule 1.2(d)) and (ii) the employment arrangements with the Station's employees described in Section 1.3(e).


            (b) Except for Time Sales Agreements (other than Time Sales Agreements required to be listed on Schedule 1.2(d)), Seller has delivered to Buyer true and complete copies of all written Contracts, or true and complete memoranda describing all oral Contracts, including all amendments and other modifications thereto, and all liabilities and obligations under such Contracts can be ascertained from such copies or memoranda. Except as disclosed in Schedule 1.2(d), all Contracts are in full force and effect and are valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all material respects with all Contracts, and no default exists under any of the Contracts that would permit the other party to terminate. Seller has not granted or been granted any waiver or forbearance with respect to any of the Contracts. To the best of Seller's knowledge, no other contracting party is in default under any of the Contracts. Except as set forth in Schedule 1.2(d), Seller has full legal power and authority to assign its rights under the Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not require the consent of any third party or affect the validity, enforceability or continuity of any of the Contracts. The Contracts listed on Schedule 1.2(d) include all those necessary to conduct the business and operation of the Station as now conducted.

      7.8.  Personnel Information.

      (a) Schedule 7.8 contains a true and complete list of all persons employed at the Station, each such person's job title or the capacity in which employed, and a description of all compensation including bonus arrangements and employee benefit plans or arrangements applicable to each such employee. Seller is not a party to any agreement, written or oral, with salaried or non-salaried employees of the Station except as described on Schedule 1.2(d). Except as described on Schedule 7.8, Seller has no knowledge that any key employee (i.e., general manager, sales manager, program director, or any full-time on-air employee) at the Station currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise.

      (b) Seller is not a party to any collective bargaining agreement covering any of its employees at the Station. Seller is not a party to any Contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees at the Station. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union

with respect to the employees of Seller at the Station. There are no unfair labor practice charges pending against Seller; there are no pending or, to the best of Seller's knowledge, threatened strikes or arbitration proceedings involving labor matters affecting Seller; and, except as disclosed on Schedule 7.8, Seller has not experienced any strikes, work stoppage or other significant labor difficulties of any nature at the Station.

      (c) Seller is not a party to or bound by any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not such plan is otherwise exempt from the provisions of ERISA, and no employee or spouse of an employee is entitled to any benefits that would be payable pursuant to any such plan. Except as described on Schedule 7.8, Seller has no fixed or contingent liability or obligation to any person now or formerly employed at the Station, including, without limitation, pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies. Buyer shall not assume or hereby become obligated to pay any debt, obligation or liability arising from Seller's employee benefit plans, or any other employment arrangement, except as specifically provided in Section 3.1, and coverage under such plans and arrangements, if any, shall be the sole responsibility of Seller.

      (d) Seller has complied with all laws relating to employment, including, without limitation, laws relating to safety, health, equal employment opportunity, wages, hours, collective bargaining, unemployment insurance, workers' compensation, pension, welfare and benefit plans (including ERISA) and the payment and withholding of income, social security, unemployment, disability and similar taxes. To Seller's knowledge, there is no dispute between Seller and any of its past or present employees (nor any job applicant) related to discrimination, compensation, severance pay, vacation or pension benefits, except as disclosed in Schedule 7.10.

      7.9. Intellectual Property. Schedule 1.2(f) lists all copyrights, trademarks, trade names, service marks, licenses, patents, permits, jingles, privileges, and other similar intangible property rights and interests (exclusive of those required to be listed in other Schedules hereto) applied for, issued to or owned by Seller, or under which Seller is licensed or franchised, and used or useful in the conduct of the business and operation of the Station ("Intellectual Property"), all of which rights and interests are

issued to or owned by Seller, or if licensed or franchised to Seller, are valid and uncontested. Seller has delivered to Buyer copies of all documents, if any, establishing such rights, licenses or other authority. There is no pending or, to the best of Seller's knowledge, threatened proceeding or litigation affecting or with respect to the Intellectual Property. Seller has received no notice and has no knowledge of any infringement or unlawful use of such property. The properties listed in Schedule 1.2(f) include all such properties necessary to conduct the business and operation of the Station as now conducted.

      7.10. Litigation. Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree that relates to the Station or that might affect Seller's ability to perform under this Agreement. Except as disclosed on Schedule 7.10, there is no claim, litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened in any federal, state or local court, or before any administrative agency, arbitrator or other tribunal authorized to resolve disputes that relates to the Station, that might have a material adverse effect upon the business, assets or condition (financial or otherwise) of the Seller or the Station or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

      7.11. Compliance With Laws. Seller has operated and is operating in substantial compliance with all laws, regulations and governmental orders applicable to the conduct of the business and operation of the Station, and its present use of the Station Assets does not violate any such laws, regulations or orders in any material respect. Seller has not received any notice asserting any noncompliance with any applicable statute, rule or regulation, in connection with the business or operation of the Station.

      7.12. Interests in Clients, Suppliers, Etc.  Except as disclosed in
Schedule 7.12, neither Seller nor any of its shareholders, officers, directors, or Affiliates possesses, directly or indirectly, any financial interest in, or is a partner, director, officer or employee of, any partnership, corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee or competitor of the Station or has a banking relationship involving the Station. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 7.12. All Real Property, Personal Property, Contracts and Intellectual Property

used, useful or necessary in the business or operation of the Station are owned, leased or held by Seller, and no Affiliate of Seller owns or leases property or is a party to any lease or agreement affecting or relating to the operation of the Station.

      7.13. Financial Statements; Budget.

      (a) Schedule 7.13(a) contains true and complete copies of the Financial Statements as of the date of this Agreement. Except as disclosed on Schedule 7.13(a), the Financial Statements have been and will be prepared in accordance with GAAP, subject in the case of monthly statements to normal year-end adjustments. The Financial Statements do and will accurately reflect and present fairly the financial position and the results of the operations of the Station on a stand-alone basis as of the dates and for the periods indicated. Between December 31, 1993 and the date of this Agreement, there has been no material adverse change in the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Station, and to Seller's knowledge (as of the date of this Agreement) no such change is imminent. Except for the transactions contemplated herein, Seller has operated the Station in the ordinary and normal course of business since December 31, 1993. Except for (a) liabilities as and to the extent reflected or reserved against in the Financial Statements, (b) liabilities incurred since December 31, 1993, in the ordinary and normal course of business, and
(c) Seller's senior debt, which will not be assumed by Buyer, Seller has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, relating to the Station.

      (b) Schedule 7.13(b) contains Seller's month-by-month budget for the Station for fiscal year 1994 (the "1994 Budget").

      (c) Seller does not reasonably anticipate incurring capital expenditures during the next twelve (12) months in excess of Sixty Thousand Dollars ($60,000).

      7.14. Insurance. Schedule 7.14 contains copies of binders for all insurance policies held by Seller relating to the business, properties and employees of the Station. All such insurance policies are in full force and effect.

      7.15. Taxes. Seller has duly, timely and in the required manner filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns and forms required to be filed, and has

paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and losses required to be paid. No event has occurred which could impose on Buyer any liability for any taxes, penalties or interest due or to become due from Seller from any taxing authority.

      7.16. Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Station Assets, are pending or threatened, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

      7.17. Environmental Matters. To the best of Seller's knowledge, (a) no Hazardous Substance (i) is or has been used, treated, stored, disposed of, released, spilled, generated, manufactured, transported or otherwise handled on the Real Property or (ii) has otherwise come to be located on or under the Real Property, (b) the Real Property and all operations on the Real Property are in compliance with all Environmental Laws, and (c) Seller has obtained all environmental, health and safety permits necessary for the operation of the Station, and all such permits are in full force and effect, and Seller is in compliance with the terms and conditions of all such permits. No outstanding liens have been placed on the Real Property under any Environmental Laws. Seller has not received any written notice, and is not aware, of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of Environmental Laws by Seller or any tenants of Seller, or otherwise involving the Real Property or the operations conducted on the Real Property. The Real Property and all operations conducted on the Real Property are in compliance with all federal and state statutes and regulations relating to Asbestos, and to the best of Seller's knowledge, no Asbestos-Containing Material is present in any of the improvements on the Real Property or is otherwise located on the Real Property. No underground storage tank, whether in use or closed, and no PCB is present on or under the Real Property. No PCB is used in the Personal Property.

      7.18. UCC Financing Statements. All of the Station Assets are and have been located in the State of Texas since the Station Assets were acquired by Seller. To the best of Seller's knowledge, all financing statements filed by any party with respect to the Station Assets are listed in Schedule 7.18.

      7.19. Disclosure. None of this Agreement or any certificate or other document delivered in connection with the transactions contemplated by this


Agreement contains any untrue statement of a material fact or omits any statement of material fact necessary to make any statement contained herein or therein not misleading.


                              ARTICLE 8
                         COVENANTS OF BUYER

      8.1. Notification. Buyer shall notify Seller of any material litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby, including any challenges to the FCC Application. With respect to challenges to the FCC Application, the provisions of Section 4.1 shall apply. With respect to the other types of challenges, Buyer shall use reasonable and diligent efforts to remove any such impediment to the transactions contemplated by this Agreement.


                              ARTICLE 9
                         COVENANTS OF SELLER

      9.1. Interim Operation. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer:

            (a) Seller shall conduct the business and operation of the Station solely in the ordinary and normal course of business, with the intent of preserving the ongoing operations and assets of the Station;

            (b) Seller shall not sell, assign, lease or otherwise transfer or dispose of any of the Station Assets, except for assets consumed or disposed of in the ordinary course of business, in which event the same shall be replaced with assets of equal or greater value and utility, and the Station's inventories of spare parts and expendable supplies shall be maintained at levels consistent with past practices;

            (c) Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Station Assets, except for those in existence on the date of this Agreement, all of which will be removed on or prior to the Closing Date unless they are to be assumed by Buyer under Section 3.1 of this Agreement;


            (d) Seller shall operate the Station in material compliance with the FCC's rules and regulations and the Station Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Station Licenses to expire, be surrendered, adversely modified, or otherwise terminated or the FCC to institute any proceeding for the suspension, revocation or adverse modification of any of the Station Licenses, or fail to prosecute with due diligence any pending application to the FCC;

            (e) Seller shall not waive any material right under any Contract or relating to the Station or the Station Assets;

            (f) Seller shall not enter into or renew (i) any Contract
      (other than a Times Sales Agreement, a Trade Agreement or an employment agreement) that involves payment by or to Seller of Twenty Thousand Dollars ($20,000) or more, (ii) any Contract (other than a Times Sales Agreement, a Trade Agreement or an employment agreement) for a term extending beyond the Closing Date and having a duration of three (3) months or more, (iii) any Time Sales Agreement or Trade Agreement that specifies volume discounts, special rates or bonuses or having a duration inconsistent with past practices, or (iv) any employment agreement providing for annual compensation in excess of Forty Five Thousand Dollars ($45,000) or for a term extending beyond the Closing Date and having a duration of three (3) months or more, except for a renewal on substantially similar terms of an employment agreement in effect as of the date of this Agreement for a period of no more than one (1) year;

            (g) Seller shall timely make all payments required to be paid under any Contract to be assumed by Buyer when due and otherwise pay all liabilities and satisfy all obligations when such liabilities and obligations become due, except to the extent such liabilities or obligations are being contested in good faith (in which case funds shall be set aside for any such contested amount as part of the prorations process under Section 5.1 of this Agreement);


            (h) Except for any bonuses to be paid by Seller in connection with this transaction, Seller shall not increase or agree to increase the compensation, bonuses or other benefits for employees of the Station, except as may be required under Contracts disclosed in Schedules 1.2(d) or consistent with past employee compensation and promotion practices, and shall pay all commissions due with respect to accounts receivable in accordance with past practices;

            (i) Seller shall, consistent with its past personnel practices, use its reasonable efforts to maintain the employment at the Station and to renew the existing employment contracts of the employees listed on Schedule 7.8;

            (j) Seller shall, consistent with past practices, use its reasonable efforts to preserve the operations, organization and reputation of the Station intact, to preserve the goodwill and business of the Station's advertisers, suppliers, and others having business relations with the Station, and to continue to conduct financial operations of the Station, including their credit and collection policies, with no less effort, as in the prior conduct of the business of the Station;

            (k) Seller shall remove, cure, correct and repair prior to the Closing any deficiencies in the assets being sold under this Agreement and any violations under applicable statutes, rules, regulations, engineering standards or building, fire or zoning laws or regulations, which are inconsistent with Seller's representations, warranties and covenants contained in this Agreement;

            (l) Seller shall maintain monthly cash advertising and promotional expenditures for the Station at levels that are consistent with past practices and at least equal to the budgeted monthly expenditures set forth in the 1994 Budget regardless of whether the Closing occurs in 1994 or 1995;

            (m) Seller shall make capital improvements reasonably required to continue the operations of the Station consistent with past practices;


            (n) Seller shall maintain insurance policies on the Station and the Station Assets comparable to those policies described in
      Schedule 7.14; and

            (o) Seller shall maintain the Station's books and records in accordance with GAAP, provided that Seller will not be required to prepare a balance sheet for the Station.

      9.2. Access to Station. Between the date of this Agreement and the Closing Date, Seller shall give Buyer and Buyer's counsel, accountants, engineers and other representatives, reasonable access during normal business hours to all of Seller's properties, records and employees relating to the Station, including the data underlying the Financial Statements necessary for Buyer's accountants to prepare audited statements for the Station, and shall furnish Buyer with all information related to the Station that Buyer reasonably requests. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Station.

      9.3. No Solicitation. Between the date of this Agreement and the Closing, neither Seller nor any Affiliate of Seller shall directly or indirectly (a) solicit, initiate or encourage submission of any proposal or offer from any person relating to any acquisition or purchase of all or any substantial amount of the Station Assets, any interest in the Station, or any substantial interest in Seller, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, or assist or participate in, facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing. Seller shall promptly notify Buyer in writing if any such offer or proposal is made to it after the date of this Agreement and shall advise Buyer of the identity of the person making such offer or proposal and of the content of such offer or proposal.

      9.4.  Financial Statements.

      (a) Within twenty (20) days of the end of each month until the Closing Date, Seller shall deliver to Buyer Seller's unaudited statements of revenue and expenses for the Station for the month then ended.

      (b) Within forty-five (45) days after the end of Seller's fiscal year, Seller shall deliver to Buyer unaudited statements of income and cash flow for the Station for such fiscal year, and the related balance sheets as of the end

of such fiscal year. Within one hundred twenty (120) days after the end of Seller's fiscal year, Seller shall deliver to Buyer the financial statements referred to in the foregoing sentence certified by independent certified public accountants. All financial statements furnished pursuant to this Section shall be prepared in accordance with GAAP, subject to normal year-end adjustments, shall be true and complete to the best of Seller's knowledge and shall fairly represent the results of operation of the Station on a stand-alone basis for the period covered by such statements.

      (c) Seller shall furnish to Buyer any and all other information customarily prepared by Seller concerning the financial condition of the Station that Buyer may request.

      9.5. Notification. (a) Seller shall notify Buyer of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Station or Seller with respect to the Station or that challenges the transactions contemplated hereby, including any challenges to the FCC Application. With respect to challenges to the FCC Application, the provisions of Section 4.1 shall apply. With respect to other types of challenges Seller shall use its reasonable and diligent efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

      (b) Seller shall notify Buyer if the regular broadcast transmission of the Station from its main broadcasting antenna at full authorized effective radiated power is interrupted or impaired between the hours of 6 a.m. and midnight for a period of more than three (3) consecutive hours or for an aggregate of six (6) hours in any continuous two (2) day period or twelve (12) hours in any single thirty (30) day period.

      (c) Between the date of this Agreement and the Closing, Seller shall keep Buyer reasonably informed of all material operational matters and business developments with respect to the Station and its market including competitive changes.

      9.6. Third-Party Consents. Between the date of this Agreement and the Closing Date, Seller shall use reasonable efforts to obtain at its own expense the consent of any third parties necessary for the assignment to Buyer of any Contract to be assigned hereunder.


      9.7. Estoppel Certificates. Between the date of this Agreement and the Closing Date, Seller shall use reasonable efforts to obtain estoppel certificates from any landlord with respect to the Real Property or other lessor of any Station Asset that Buyer requests, provided that Buyer shall not be required to make any payment or provide other compensation for such certificate except to the extent necessary to cure a default under any such lease. Each estoppel certificate shall identify with specificity the lease, and any amendments or modifications thereto, and the amount of the monthly payments due thereunder, and shall contain the landlord's or lessor's certification for the benefit of Buyer that the lease is in full force and effect, that there are no uncured defaults with respect to such lease and that Seller has been and is in full compliance with all of Seller's obligations thereunder.

      9.8. Environmental Audit. Within sixty (60) days of the date of this Agreement, Buyer may cause a Phase I environmental audit of the Real Property to be conducted by a company selected by Buyer and at Buyer's expense. If such environmental audit discloses the presence of any Hazardous Substance on the Real Property, Seller shall at its own expense promptly remove such Hazardous Substance and otherwise bring the Real Property into compliance with Environmental Laws, and to the extent reasonably necessary the parties will extend the date for closing to permit Seller to complete such remediation; provided, that if the cost of remediation would exceed Five Hundred Thousand Dollars $500,000), Seller may give Buyer notice at least thirty (30) days prior to the Closing that Seller does not intend to perform remediation. Within fifteen (15) days after receipt of such notice from Seller, Buyer shall give Seller notice of Buyer's election of one of the following: (a) to accept the Real Property as is, together with a reduction of the Purchase Price of Five Hundred Thousand Dollars ($500,000); or (b) to exclude the affected Real Property from the Station Assets and to reduce the Purchase Price by Five Hundred Thousand Dollars ($500,000); or (c) to terminate this Agreement.

      9.9. Payment of Indebtedness; Financing Statements. Seller shall secure the release of all Liens on the Station Assets other than Permitted Liens and shall deliver to Buyer at the Closing releases or terminations under the Uniform Commercial Code and any other applicable federal, state or local statutes or regulations of any financing or similar statements filed against any Station Assets in (a) the jurisdictions in which the Station Assets are and have been located since such Station Assets were acquired by Seller, and
(b) any other location specified or required by applicable federal, state or local statutes or regulations.



                             ARTICLE 10
                           JOINT COVENANTS

      10.1. Conditions. If any event should occur between the date hereof and the Closing, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party to consummate the transactions contemplated by this Agreement, the parties shall use their reasonable efforts to cure the event as expeditiously as possible.

      10.2. Pre-Closing Efforts. Between the date of this Agreement and the Closing, each party shall use its reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement. Neither party shall take any action which is materially inconsistent with its obligations under this Agreement or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

      10.3. Control of Station. Between the date of this Agreement and the Closing, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Station. Such operations shall be the sole responsibility of Seller and, subject to the provisions of Article 9, shall be in its complete discretion.

      10.4. Confidentiality. Buyer and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby, except where such information is known or available through other lawful sources or where such party is advised by counsel that its disclosure is required in accordance with applicable law.

      10.5. Continued Employment of Station Employees. (a) On the Closing Date, all employees of the Station identified on Schedule 7.8 to the extent
                                                 ____________
then employed by Seller (and any replacements hired in accordance with Section 9.1) shall become employees of the Buyer ("Transferred Employees"). The terms and conditions of Buyer's employment of the Transferred Employees shall be at-will employment in at least the same positions, for at least the same direct cash compensation, with medical insurance coverage effective immediately as of the Closing and such other benefits as Buyer deems

appropriate; provided, however, that Buyer shall have no obligation (except as
             ________  _______
required by law) to provide immediate medical insurance coverage for pre-existing conditions and shall be entitled to terminate any Transferred Employee after the Closing; and provided, further, that Buyer shall comply
                                ________  _______
with the terms of any Contract relating to any Transferred Employee listed on
Schedule 1.2(d) and assumed by Buyer pursuant to Section 3.1.
_______________

      (b) Except to the extent required by law, Buyer shall not be required to employ any employee who, on the Closing Date, shall be suffering from any temporary or permanent disability of a nature which prevents such employee even with reasonable accommodation from fully performing the essential functions of his or her employment duties, and such employee shall not be deemed to be a Transferred Employee hereunder. On the Closing Date, Seller shall provide Buyer with a list of any employees identified on Schedule 7.8 known by Seller to be so disabled at such time.

      (c) Except as otherwise expressly set forth herein, Seller shall be solely responsible for all salaries and other compensation which will or may become payable to any Transferred Employee in respect of any period of employment by Seller prior to the Closing Date, and Buyer shall be solely responsible for any salaries and other compensation which will or may become payable to any Transferred Employee in respect of any period on and after the Closing Date.

      (d) Buyer and Seller agree that, pursuant to the "Alternative Procedure" provided in Section 5 of the Revenue Procedure 87-77, 1984-2 C.B. 753, (i) Seller and Buyer shall report on a predecessor/successor basis as set forth therein, (ii) Seller shall be relieved from filing a Form W-2 with respect to any employee of Seller who becomes employed by Buyer, and (iii) Buyer shall undertake to file a W-2 for each such employee for the year that includes the Closing Date (including the portion of such year that such employee was employed by the Seller). Seller agrees to provide Buyer with all payroll and employment related information with respect to each employee of Seller who becomes employed by Buyer pursuant to this Agreement.

      (e) Buyer agrees to prepare for Seller and, where permitted, to file on Seller's behalf, any federal, state or local employment-related tax reports or information reports (including Internal Revenue Service Form W-2, W-3, 940, 941, 1042, 1042S, 1096 and 1099) that Seller may be required to file following the Closing Date (but that were not due to be filed on or prior to the Closing


Date) for each employee of Seller who becomes employed by Buyer pursuant to this Agreement with respect to any employment period on or before the Closing Date.

      (f) For purposes of determining the amount of any entitlement of any Transferred Employee under Buyer's vacation policy, Buyer will take into account and credit such Transferred Employee's length of service with Seller as well as with Buyer, and Buyer will also assume responsibility for the accrued but unused vacation of all Transferred Employees. Seller shall make reasonable efforts to require Transferred Employees to use their vacation time for 1994 prior to the Closing Date in accordance with current Station policy, which does not allow the accrual of unused vacation time from one year to the next. In any event, however, as part of the proration process described in
Section 5.1, Seller shall make a payment to Buyer equal to the value of the unused vacation entitlements of the Transferred Employees. Buyer shall not assume any obligations under Seller's sick leave or severance policies, except for such obligations set forth in written Contracts being assumed by Buyer.

      (g) No provisions of this Agreement shall create any third party beneficiary rights of any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with Seller or with Buyer.

      (h) Seller shall cooperate with Buyer in all reasonable respects in connection with Buyer's employment of the Transferred Employees. Without limiting the generality of the foregoing, for a period commencing on the date of this Agreement and ending two (2) years following the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly, through any agent, on behalf of another company or otherwise, solicit the employment of or hire any Transferred Employees.

      10.6. Risk of Loss. The risk of loss or damage to the Station Assets prior to the Effective Time shall be upon Seller. Seller shall repair, replace and restore any damaged or lost Station Asset to its prior condition as soon as possible and in no event later than the Effective Time; provided, however, that Seller shall have no obligation to repair, replace or restore a damaged or lost Station Asset that is obsolete if no replacement asset is necessary or useful for the continued operation of the Station consistent with past practice. If Seller is unable or fails to restore or replace a lost or damaged Station Asset prior to the Closing and the cost of such restoration or replacement would exceed Five Hundred Thousand Dollars ($500,000), Buyer may elect (a) to terminate this Agreement pursuant to Article 17 hereof, (b) to

consummate the transactions contemplated by this Agreement on the Closing Date, in which event Seller shall assign to Buyer at Closing Seller's rights under any insurance policy or pay over to Buyer all proceeds of insurance covering such Station Asset's damage, destruction or loss, or (c) delay the Closing Date until a date within fifteen (15) days after Seller gives written notice to Buyer of completion of the restoration or replacement of such Station Asset. If Seller is unable or fails to restore or replace any lost or damaged Station Asset prior to the Closing Date and the cost of such restoration or replacement would be Five Hundred Thousand Dollars ($500,000) or less, Seller shall reimburse Buyer for the cost of restoration or replacement of such asset. If the delay in the Closing Date under this Section would cause the Closing to fall at any time after the period permitted by the FCC Consent, Seller and Buyer shall file an appropriate request with the FCC for an extension of time within which to complete the Closing.

      10.7. Reversal Agreement. In the event that the Closing occurs prior to the FCC Consent becoming a Final Order, at the Closing, Seller and Buyer each shall execute and deliver, and Seller shall cause Seller's Shareholder to execute and deliver, the Reversal Agreement.

      10.8. Closing Covenant. On the Closing Date, Seller shall transfer, convey, assign and deliver to Buyer the Station Assets as provided in Article 1 of this Agreement, and Buyer shall deliver to Seller the Purchase Price as provided in Section 2.1 of this Agreement.


                             ARTICLE 11
         CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

      11.1. Representations, Warranties and Covenants.

      (a) All representations and warranties of Seller made in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date, except for changes in the representations and warranties set forth in Section 7.8(a) to the extent consistent with Section 9.1.



      (b) All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to Closing Date shall have been complied with or performed in all material respects.

      11.2. Governmental Consents. The conditions specified in Article 4 of this Agreement shall have been satisfied, and the FCC Consent shall have become a Final Order; provided, that the requirement that the FCC Consent shall have become a Final Order shall not apply if no issues have been raised before or by the FCC, by petition to deny, informal objection, or otherwise, about the qualifications of Seller to be an FCC licensee.

      11.3. Third-Party Consents. Seller shall have obtained and shall have delivered to Buyer all third-party consents that may be required for assignment of the Contracts identified on Schedule 1.2(d) with an asterisk as a material contract, without any condition adverse to Buyer.

      11.4. Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto that Buyer in good faith, based upon a written opinion of counsel, believes would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

      11.5. Deliveries. Seller shall have made or stand willing to make all the deliveries required under Section 13.1.


                             ARTICLE 12
        CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

      The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

      12.1. Representations, Warranties and Covenants.

      (a) All representations and warranties made by Buyer in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.


      (b) All the terms, covenants and conditions to be complied with and performed by Buyer under this Agreement on or prior to the Closing Date shall have been complied with or performed in all material respects.

      12.2. Governmental Consents. The conditions specified in Article 4 of this Agreement shall have been satisfied.

      12.3. Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto that Seller in good faith, based upon a written opinion of counsel, believes would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

      12.4. Deliveries. Buyer shall have made or stand willing to make all the deliveries required under Section 13.2.


                             ARTICLE 13
              DOCUMENTS TO BE DELIVERED AT THE CLOSING

      13.1. Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following:

            (a) a certificate of an officer of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Sections
        11.1 through 11.5 hereof;

            (b) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Buyer, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyer, including, but not limited to, the following:

            (i)       assignments of the Station Licenses;

            (ii)      bills of sale for all Personal Property;

            (iii)     assignments of the Contracts; and


            (iv)      assignments of all intangible personal property
                        including all books, records, logs and similar assets;

            (c) the Reversal Agreement duly executed by Seller and Seller's Shareholder unless at the time of Closing the FCC Consent shall have become a Final Order;

            (d) resolutions of the board of directors and shareholders of Seller, authorizing the execution, delivery and performance of this Agreement, certified by the secretary of the Seller;

            (e) an opinion of Seller's counsel, dated the Closing Date, substantially in the form of Exhibit A; and

            (f) such other documents as may reasonably be requested by Buyer's counsel.

      13.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following:

      (a) a certificate of an officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of the conditions specified in Sections 12.1 through 12.4 hereof;

      (b) resolutions of the board of directors and shareholders of Buyer, authorizing the execution, delivery and performance of this Agreement, certified by the secretary of the Buyer;

      (c) instruments, in form and substance reasonably satisfactory to Seller and its counsel, pursuant to which Buyer assumes obligations, liabilities and commitments as provided in Article 3;

      (d) the Reversal Agreement duly executed by Buyer unless at the time of Closing the FCC Consent shall have become a Final Order;

      (e) opinions of Buyer's counsel, dated the Closing Date, substantially in the form of Exhibit B;
               _________


      (f) immediately available wire-transferred federal funds as provided in
Section 2.1; and

      (g) such other documents as may reasonably be requested by Seller's counsel.


                             ARTICLE 14
                  TRANSFER TAXES; FEES AND EXPENSES

      14.1. Transfer Taxes and Similar Charges. Except as set forth in Sections 14.2 and 14.3 hereof, all costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne by Seller.

      14.2. Governmental Filing or Grant Fees. Any filing or grant fees imposed by any governmental authority, the consent of which is required for the transactions contemplated hereby, including all filing fees incurred pursuant to Article 4, shall be borne equally by Buyer and Seller.

      14.3. Expenses. Each party hereto shall be solely responsible for and shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.


                             ARTICLE 15
                 BROKER'S COMMISSION OR FINDER'S FEE

      15.1. Buyer's Representation and Agreement to Indemnify. Buyer represents and warrants to Seller that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor have they or any person or entity acting on their behalf taken any action on which a claim for any such payment could be based. Buyer further agrees to indemnify and hold Seller harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Buyer.


      15.2. Seller's Representation and Agreement to Indemnify. Seller represents and warrants to Buyer that, except for Seller's agreement with Star Media Group, Inc., neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor have they or any person or entity acting on their behalf taken any action on which a claim for any such payment could be based. Seller agrees that it shall be solely responsible for the payment of any fee due to Star Media Group, Inc. Seller further agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Seller.


                             ARTICLE 16
                      INDEMNIFICATION; SURVIVAL

      16.1. Indemnification by Seller. Notwithstanding the Closing, Seller hereby agrees, subject to Section 16.4, to indemnify, defend and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

      (a) Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by Seller contained herein or in any certificate, document or instrument delivered to Buyer hereunder;

      (b) Any and all obligations of Seller not assumed by Buyer pursuant to the terms of this Agreement;

      (c) Any and all losses, liabilities or damages resulting from the operation or ownership of the Station prior to the Effective Time, including but not limited to any and all liabilities arising under the Station Licenses or the Contracts which relate to events occurring prior to the Effective Time;

      (d) Any and all losses, liabilities or damages resulting from any failure to comply with any "bulk sales" laws applicable to the transactions contemplated by this Agreement;

      (e) Any and all losses, liabilities or damages resulting from the litigation listed on Schedule 7.10;


      (f) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 16.3 hereof; and

      (g) Interest at the Prime Rate on any reimbursable expense or loss incurred by Buyer, which such interest shall accrue (i) in the case of a reimbursable expense, from the date of payment of such expense by Buyer, and
(ii) in the case of any other losses, from the date of the incurrence of such loss by Buyer, until in either case the date of reimbursement by Seller.

      16.2. Indemnification by Buyer. Notwithstanding the Closing, Buyer hereby agrees, subject to Section 16.4, to indemnify and hold the Seller harmless against and with respect to, and shall reimburse the Seller for:

      (a) Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by Buyer contained herein or in any certificate, document or instrument delivered to Seller hereunder;

      (b) Any and all losses, liabilities or damages resulting from the operation or ownership of the Station by Buyer on and after the Effective Time, including but not limited to any and all liabilities arising under the Station Licenses or the Contracts assigned to Buyer which relate to events occurring after the Effective Time;

      (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 16.3 hereof; and

      (d) Interest at the Prime Rate on any reimbursable expense or loss incurred by Seller, which such interest shall accrue (i) in the case of a reimbursable expense, from the date of payment of such expense by Seller, and
(ii) in the case of any other losses, from the date of incurrence of such loss by Seller, until in either case the date of reimbursement by Buyer.


      16.3. Procedure for Indemnification. The procedure for indemnification shall be as follows:

      (a) The party seeking indemnification under this Article 16 (the "Claimant") shall give notice to the party from whom indemnification is sought (the "Indemnitor") of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the claim, and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) business days after written notice of the action, suit or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) business days after Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant's failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor except to the extent that Claimant's failure has materially prejudiced Indemnitor's ability to defend the claim or litigation.

      (b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) business days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

      (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim as its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses


(including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid.

      16.4. Limitations. Neither Seller nor Buyer shall have any obligation to the other party for any matter described in Section 16.1 or Section 16.2, as the case may be, except upon compliance by the other party with the provisions of this Article 16, particularly Section 16.3. Neither party shall be required to indemnify the other party under this Article 16 for any breach of any representation or warranty contained in this Agreement unless (a) written notice of a claim under this Article 16 was received by the party within the pertinent survival period specified in Section 16.5, and (b) unless the aggregate amount of all claims against the party to which the other party (as a Claimant) is entitled to be indemnified exceeds Fifty Thousand Dollars ($50,000), in which case such party's responsibility to indemnify shall extend to all claims including the $50,000 "basket" amount. The foregoing $50,000 "basket" amount shall not be applicable to any indemnification obligations resulting from or for third party claims. Except in connection with indemnification of third party claims, neither party shall have any liability to the other party under any circumstances for punitive or exemplary damages.

      16.5. Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, indemnities and agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement are and will be deemed and construed to be continuing representations, warranties, covenants, indemnities and agreements and shall survive the Closing for a period of one (1) year after the Closing Date, except for (a) agreements under Section 10.4 of this Agreement, which shall survive the Closing indefinitely, and (b) indemnification obligations resulting from or for third party claims, which shall survive the Closing for a period of one (1) month after the last day of the longest applicable statutory limitation period. No claim may be brought under this Agreement or any other certificate, document or instrument delivered pursuant to this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such a notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party hereto shall

not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.


                             ARTICLE 17
                         TERMINATION RIGHTS

      17.1. Termination.

      (a) This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

            (i) if, on or prior to the Closing Date, the other party defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements contained herein;

            (ii) if the FCC denies the FCC Application or any part thereof or designates any part of it for a trial-type hearing;

            (iii) if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing; or

            (iv) if the Closing has not occurred by June 15, 1995, unless the delay in the Closing results from an election under Section
        10.6 (Risk of Loss) to defer the Closing.

      (b) This Agreement may be terminated by Buyer, upon written notice to Seller,

            (i) if Buyer elects to terminate pursuant to Section 10.6 (Risk of Loss) or Section 9.8 (Environmental Audit); or

            (ii) if the broadcast transmission of the Station from its main broadcasting antenna at full authorized power is interrupted or impaired between the hours of 6 a.m. - midnight for a period of more than thirty-six (36) consecutive hours or for an aggregate of seventy-two (72) hours in any seven (7) day period, provided that this Agreement may not be terminated by Buyer if the interruption or

        impairment is caused by an Act of God and the Station is able to resume service within the above time frames with the Station's auxiliary antenna.

      17.2. Liability. The termination of this Agreement under Section 17.1 hereof shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.


                             ARTICLE 18
                        REMEDIES UPON DEFAULT

      18.1. Default by Seller. Seller recognizes that, in the event Seller defaults in the performance of its obligations under this Agreement prior to or at the Closing, monetary damages alone will not be adequate. Buyer shall therefore be entitled in such event to obtain specific performance of the terms of this Agreement and, in addition, to obtain money or other damages arising from Seller's default to the extent not cured by Seller's specific performance, provided that in the event that Buyer obtains Seller's specific performance, the total amount of additional damages recoverable by Buyer under this Section 18.1 shall not exceed One Million Dollars ($1,000,000). In the event, however, that Buyer is unable to obtain Seller's specific performance, Buyer shall be entitled to recover money or other damages resulting from Seller's default (including costs and expenses incurred by Buyer in the preparation and negotiation of this Agreement and in contemplation of the Closing hereunder), provided that the total amount of damages recoverable by Buyer under this Section 18.1 in such circumstances shall not exceed Five Million Dollars ($5,000,000). In any action to enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agree that Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. In addition, Buyer shall be entitled to obtain from Seller court costs and reasonable attorneys' fees incurred by it in enforcing its rights hereunder, plus interest at the Prime Rate on the amount of any judgment obtained against Seller from the date of default until the date of payment of the judgment. As a condition to seeking specific performance, Buyer shall not be required to have tendered the Purchase Price specified in Section 2.1 of this Agreement, but shall be ready, willing and able to do so and to perform its other closing obligations in all material respects. In no circumstances shall Buyer be entitled to recover punitive or exemplary damages.


      18.2. Default by Buyer. If the transactions contemplated by this Agreement are not consummated as a result of Buyer's wrongful failure to close hereunder, and Seller is not also in material breach hereunder, Seller shall be entitled to payment of Two Million Five Hundred Thousand Dollars ($2,500,000) as liquidated damages in full settlement of any damages of any nature or kind that Seller may suffer or allege to suffer as the result thereof. It is understood and agreed that the amount of liquidated damages represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages under this Section
18.2 shall be the sole and exclusive remedy of Seller against Buyer for breach of or failure to consummate this Agreement and shall be applicable regardless of the actual amount of damages sustained. In addition, Seller shall be entitled to obtain from Buyer court costs and reasonable attorneys' fees incurred by it in enforcing its rights hereunder, plus interest at the Prime Rate on the amount of any judgment obtained against Buyer from the date of default until the date of payment of the judgment. As a condition to obtaining liquidated damages, Seller shall not be required to have tendered the Station Assets but shall be required to demonstrate that it is willing and able to do so and to perform its other closing obligations in all material respects.


                             ARTICLE 19
                          OTHER PROVISIONS

      19.1. Publicity. Except as required by applicable law or with the other party's express written consent, no party to this Agreement nor any affiliate of any party shall issue any press release or make any public statement (oral or written) regarding the transactions contemplated by this Agreement.

      19.2. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Buyer nor Seller may assign this Agreement without the prior written consent of the other parties hereto except that Buyer may assign its rights (but not its obligations) under this Agreement to an Affiliate of Buyer.

      19.3. Entire Agreement. This Agreement and the exhibits and schedules hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this


Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

      19.4. Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

      19.5. Computation of Time. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next business day.

      19.6. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its principles of conflict of law.

      19.7. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request in writing.

If to Seller:

      TK Communications, Inc.
      110 Southeast Sixth Street
      Suite 1601
      Ft. Lauderdale, Florida  33301
      Attention:  Mr. John F. Tenaglia
      Telephone:  305-525-8500
      Facsimile:  305-462-4949

With a copy to:

      Dow, Lohnes & Albertson
      1255 23rd Street, N.W.
      Suite 500
      Washington, D.C.  20037
      Attention:  Thomas J. Hutton, Esq.
      Telephone:  202-857-2738
      Facsimile:  202-857-2900


If to Buyer:

      Infinity Broadcasting Corporation of Dallas
      600 Madison Avenue
      New York, New York  10022
      Attention:  Mr. Mel Karmazin
      Telephone:  212-750-6400
      Facsimile:  212-888-2959


With a copy to:

      Leventhal, Senter & Lerman
      2000 K Street, N.W.
      Suite 600
      Washington, D.C.  20006-1809
      Attention:  Steven A. Lerman, Esq.
      Telephone:  202-429-8970
      Facsimile:  202-293-7783


Any such notice, demand or request shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of transmission, if sent by facsimile (but only if a hard copy is also sent by overnight courier), or (iii) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (iv) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

      19.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

      19.9. Further Assurances. Seller shall at any time and from time to time after the Closing execute and deliver to Buyer such further conveyances, assignments and other written assurances as Buyer may reasonably request in order to vest and confirm in Buyer (or their assignees) the title and rights to and in all of the Station Assets to be and intended to be transferred, assigned and conveyed hereunder.


                             ARTICLE 20
                             DEFINITIONS

      Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

      "Accounts Receivable" shall have the meaning set forth in Section
1.3(c).

      "Affiliate" shall mean any person or entity that is controlling, controlled by or under common control with the named person or entity.

      "Agreement" shall mean this Asset Purchase Agreement, including the exhibits and schedules hereto.

      "Asbestos" shall mean any and all varieties of materials included in the definition of "asbestos" under any federal or state law or regulation relating to the protection of human health or the environment.

      "Asbestos-Containing Material" shall mean any material containing more than one (1) percent Asbestos by weight.

      "Buyer" shall have the meaning set forth in the preamble to this Agreement.

      "Buyer's Proration Amount" shall have the meaning set forth in Section
5.3.

      "Business Day," whether or not capitalized, shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.

      "Claimant" shall have the meaning set forth in Section 16.3(a).

      "Closing" shall have the meaning set forth in Section 1.1 hereof.

      "Closing Date" shall mean the date on which the Closing is completed.

      "Collection Period" shall have the meaning set forth in Section 5.4 hereof.


      "Contracts" shall mean any and all of the contracts, agreements (including Time Sales Agreements, Trade Agreements, and employment agreements), leases, commitments and understandings, options, rights and interests, written or oral, of Seller or to which Seller is a party, relating to the conduct of the business and operations of the Station.

      "Effective Time" shall mean 12:01 a.m., Washington, D.C. time, on the Closing Date.

      "Environmental Laws" shall mean all applicable local, state and federal statutes and regulations relating to the protection of human health or the environment including the FCC's regulations concerning radio frequency radiation.

      "ERISA" shall have the meaning set forth in Section 7.8(c).

      "FCC" shall mean the Federal Communications Commission.

      "FCC Application" shall mean the application or applications that Seller and Buyer must file with the FCC requesting its consent to the assignment of the Station Licenses.

      "FCC Consent" shall mean the action by the FCC granting the FCC
Application.

      "Final Order" shall mean action by the FCC (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending, and (iii) as to which the time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the Commission, has expired.

      "Financial Statements" shall mean (i) the unaudited balance sheet for the Station as of December 31, 1993, and the related statements of income and expenses of the Station for the fiscal year then ended (including the notes to such financial statements), (ii) the unaudited monthly balance sheets and related statements of income and expenses of the Station for the months of January through July 1994, and (iii) the financial statements to be furnished pursuant to Section 9.4.


      "GAAP" shall mean generally accepted accounting principles, consistently applied.

      "Hazardous Substance" shall mean any and all hazardous or toxic substances, materials or wastes as defined or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state statute or any regulation promulgated under any of such federal or state statutes. "Hazardous Substance" shall not include ordinary quantities of consumer or commercial products used in the normal course of broadcast station operations, including grounds and building operation and maintenance; provided, that such products have been properly stored, handled and disposed of in accordance with applicable law.

      "HSRA" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations adopted thereunder.

      "Indemnitor" shall have the meaning set forth in Section 16.3(a).

      "Intellectual Property" shall have the meaning set forth in Section 7.9.

      "Liens" shall mean mortgages, deeds of trust, liens, pledges, collateral assignments, security interests, leases, subleases, conditional sales agreements, encumbrances or other defects of title.

      "1994 Budget" shall have the meaning set forth in Section 7.13(b).

      "Notice of Disagreement" shall have the meaning set forth in Section 5.3.

      "PCB" shall mean polychlorinated biphenyl.

      "Permitted Liens" shall mean (i) Liens on account of taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings, and (ii) other Liens imposed by law (such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens) arising in the ordinary course of business, provided that the amounts secured by such Liens are prorated between Buyer and Seller under
Section 5.1 and do or will not interfere in any material respect with Buyer's use of the Station Assets.


      "Personal Property" shall have the meaning set forth in Section 7.6.

      "Prime Rate" shall mean a per annum rate equal to the "prime rate" as published in the Money Rates column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated).

      "Proration Schedule" shall have the meaning set forth in Section 5.3.

      "Purchase Price" shall have the meaning set forth in Section 2.1.

      "Real Property" shall have the meaning set forth in Section 7.5(a).

      "Receivable Statement" shall have the meaning set forth in Section 5.4.

      "Referee" shall have the meaning set forth in Section 5.3.

      "Reversal Agreement" shall mean the Reversal Agreement among Seller, the Seller's Shareholders and Buyer substantially in the form of Exhibit C to this Agreement.

      "Seller" shall have the meaning set forth in the preamble to this Agreement.

      "Seller's Knowledge" shall mean the knowledge of any one or more of the following persons: any officer or director of Seller or the general manager or chief engineer of the Station.

      "Seller's Shareholder" shall mean John Tenaglia.

      "Station" shall have the meaning set forth in the Recitals to this Agreement.

      "Station Assets" shall have the meaning set forth in Section 1.2.

      "Station Licenses" shall mean the licenses, permits and other authorizations, including any temporary waiver or special temporary

authorization, issued by the FCC to Seller in connection with the conduct of the business and operation of the Station.

      "Time Sales Agreements" shall mean contracts entered into in the ordinary course of business of the Station for the sale or sponsorship of broadcast time on the Station for cash.

      "Trade Agreements" shall mean Contracts for the sale of advertising time for consideration other than cash.

      "Transferred Employees" shall have the meaning set forth in Section
10.5.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                SELLER:

                TK COMMUNICATIONS, INC.



                By:
                   _____________________________________
                     Name:
                          ______________________________
                     Title:
                           _____________________________

                BUYER:

                INFINITY BROADCASTING CORPORATION OF DALLAS



                By:
                   _____________________________________
                     Name:
                          ______________________________
                     Title:
                           _____________________________




          Infinity Broadcasting Corporation, a Delaware corporation ("Infinity"), hereby unconditionally guarantees to Seller the full payment and performance of the obligations of Buyer under Section 18.2 (Remedies Upon Default by Buyer) of this Agreement (the "Obligations"), whether secured or unsecured (and whether before or after the occurrence of any bankruptcy, insolvency, reorganization, arrangement, receivership or similar proceeding, and including, without limitation, all post-petition interest, at the applicable default rate or rates, whether or not allowed as a claim in any such proceeding), and all costs and expenses incurred by Seller in enforcing the Obligations, whether or not suit is instituted. Nothing except the full performance and indefeasible payments in full, in cash, of the Obligations shall release Infinity from this guaranty. Infinity represents, warrants and agrees that: (i) this guaranty is a legal, valid and binding obligation of Infinity, enforceable in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally; (ii) Infinity has all necessary power and authority to enter into and perform this guaranty;
(iii) this guaranty does not conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, instrument, license or permit to which Infinity is subject; and (iv) Infinity's execution, delivery and performance of this guaranty has been duly authorized by all necessary action on its part.

                  INFINITY BROADCASTING CORPORATION



                  By:
                     ___________________________________
                       Name:
                            ____________________________
                       Title:
                             ___________________________



                                                              EXHIBIT A
                                    FORM OF OPINION OF SELLER'S COUNSEL


               FORM OF OPINION OF SELLER'S COUNSEL


                         [Closing Date]


 Infinity Broadcasting Corporation of Dallas
 600 Madison Avenue
 New York, New York  10022
 Attention:  Mr. Mel Karmazin

 Ladies and Gentlemen:

  We have acted as counsel to TK Communications, Inc., a Pennsylvania corporation ("Seller"), in connection with the negotiation, preparation, execution and delivery of that certain Asset Purchase Agreement by and between
you and Seller dated as of September    , 1994 (the "Agreement").  We are
furnishing this opinion to you pursuant to Section 13.1(e) of the Agreement. Capitalized terms used herein without specific definition shall have same meaning as in the Agreement.

  In furnishing this opinion, we have made such investigations and have examined such documents and records as we have deemed relevant and necessary for purposes of furnishing this opinion. These documents and records include the following:

  (a)  the Agreement;

  (b)  the Schedules to the Agreement;

  (c)  the Articles of Incorporation and By-Laws of Seller;

  (d) the Unanimous Written Consents of the Board of Directors and Stockholders of Seller; and

  (e)  certain records of the FCC relating to the Station, as described below.

 In our examination, we have assumed the genuineness of all signatures, the authenticity of all original documents and the conformity to authentic original documents of all documents that are certified, conformed, or photocopies. We have also assumed the due authorization, execution, and delivery of the Agreement by you, and that the Agreement is enforceable


Infinity Broadcasting Corporation of Dallas
[Closing Date]
Page -2-
against you in accordance with its terms, and that you are not in material breach of any of your obligations under the Agreement.

 With respect to questions of fact material to the opinions expressed herein, we have relied solely, without any independent inquiry, verification or examination by us, upon (a) written and oral statements of officers of Seller,
(b) certificates of certain public officials with respect to the factual
matters stated therein, and (c) our review on                  , 1994 of the
                                              ________________
publicly available files of the FCC in Washington, D.C. No inference as to our independent knowledge of any other factual matters should be drawn from our representation of Seller. Where in this opinion the phrase "to our knowledge," "known to us" or like language is used, it shall mean that we have relied on the matters set forth in the first sentence of this paragraph and the actual knowledge of the attorneys in our firm who have substantial responsibility for Seller's legal matters handled by this firm, and it shall not include any knowledge of any other attorneys within our firm or any constructive or imputed notice of any matters or items of information. In addition, we have assumed that the FCC's publicly available files were complete and accurately maintained and indexed at the time of their examination by us.

 We have not conducted a field investigation of the assets or business of Seller, have not undertaken an independent evaluation of the technical aspects of the operation of such assets or business and have relied on Seller's description of the Station and its operation. Accordingly, we express no opinion regarding matters that we would not know about without physically inspecting the assets or business of the Station and its actual compliance with legal, regulatory and technical standards which may be applicable.

 We are admitted to practice law in the District of Columbia. For purposes of giving the opinion expressed in paragraph 3, we have assumed with your permission that the laws of the State of New York are identical in all respects to the applicable laws of the District of Columbia. We express no opinion as to matters governed by any laws other than those of the jurisdiction in which we are admitted to practice, the general corporate law of the Commonwealth of Pennsylvania, the rules and regulations of the FCC and the federal laws of the United States of America, insofar as such laws apply.


Infinity Broadcasting Corporation of Dallas
[Closing Date]
Page -3-


We express no opinion as to conflicts of law rules or any other laws, rules or regulations.

 On the basis of the foregoing and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:


 1. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania, and has all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted and as proposed to be conducted, and to enter into and perform the Agreement.

 2. The Agreement has been duly authorized by all necessary corporate action on the part of Seller (including all necessary approvals by shareholders of Seller) and has been executed and delivered by duly authorized officer of Seller.

 3. The Agreement constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms.

 4. The execution and delivery by Seller of the Agreement and performance by Seller of its obligations thereunder, and Seller's consummation of the transactions contemplated thereby, do not (a) violate, conflict with, or result in the breach of any provision of the Articles of Incorporation or By-Laws of Seller; (b) to our knowledge, violate any order, writ, judgment, injunction, award, decree, rule, regulation, or ruling of an governmental authority against or binding upon Seller; (c) to our knowledge, violate or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under any Agreement, instrument, license, or permit to which Seller is now subject.

 5. To our knowledge, (a) there are no insolvency proceedings of any character pending or threatened against Seller, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, and (b) Seller has not made any assignment for the benefit of creditors, or taken any action in contemplation


Infinity Broadcasting Corporation of Dallas
[Closing Date]
Page -4-

of, or which would constitute the basis for, the institution of any insolvency proceedings.

 6. To our knowledge, there is no claim, litigation, proceeding or governmental investigation pending or threatened, or any order, injunction or decree outstanding, against the Seller that would prevent the consummation of, or impair Seller's ability to consummate, the transactions contemplated by the Agreement.

 7. Seller validly holds the Station Licenses listed at Schedule 1.2(a) to the Agreement pursuant to Final Orders of the FCC. Such Station Licenses are in full force and effect and are for the full license term customarily issued to a broadcast radio station licensed within the State of Texas. The Station Licenses are not subject to any condition except for conditions applicable to broadcast radio licenses generally or reflected on the face of the copies of the authorizations delivered by Seller to Buyer pursuant to Section 7.4(a) of the Agreement. None of the Station Licenses is the subject of a pending license renewal application. Seller has all necessary authority from the FCC to use the call sign KLUV-FM. To our knowledge, based solely upon an inquiry of Seller's officers, the Station Licenses constitute all FCC licenses, permits and authorizations necessary for Seller's operation of the Station in the manner in which we have been advised it is currently being operated.

 8.     The FCC Consent has been granted [and has become a Final Order].

 9. To the best of our knowledge, based on inquiry of and representations made by officers of Seller, an inquiry of lawyers who have substantial responsibility for Seller's legal matters handled by this firm, and a review of the public records of the FCC available as of [date]:

       (a) there is no unsatisfied adverse FCC order, decree or ruling outstanding against Seller relating to the Station or any of the Station Licenses;

       (b) there is no proceeding (including any rulemaking proceeding), complaint or investigation against Seller relating to the Station or any


Infinity Broadcasting Corporation of Dallas
[Closing Date]
Page -5-

       of the Station Licenses pending or threatened before the FCC (including any pending judicial review of such an action by the FCC) except for proceedings affecting the radio broadcast industry generally to which Seller is not a specific party;

       (c) Seller is not a party to any complaint, action or other proceeding at the FCC relating to the Station or any of the Station Licenses, including complaints against other licensees or applicants, but excluding rulemakings of general applicability or other proceedings affecting the radio broadcast industry generally to which Seller is not a specific party; and

       (d) Schedule 1.2(a) to the Agreement includes all applications of Seller on behalf of the Station or with respect to the Station Licenses now pending before the FCC.

 With respect to the opinions expressed herein, we advise you that with respect to the enforceability of the Agreement, (A) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting the rights and remedies of creditors generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense and the discretion of any court before which any proceeding therefor may be brought.

 We do not render any opinion with respect to any matter except as specifically set forth herein. This opinion is being delivered solely to you and may not be delivered to or relied upon by any other party other than your lenders in connection with this transaction. This opinion is rendered as of the date hereof, and we have not undertaken to supplement our opinion with respect to factual matters or changes in the laws that may hereafter occur.

                           Very truly yours,

                           DOW, LOHNES & ALBERTSON



                                                          EXHIBIT B
                                 FORM OF OPINION OF BUYER'S COUNSEL


                   FORM OF OPINION OF BUYER'S
                   COUNSEL ON NON-FCC MATTERS


                         [Closing Date]


 TK Communications, Inc.
 _________________________

 Ladies and Gentlemen:

    We have reviewed the Asset Purchase Agreement, dated as of September ___, 1994 (the "Agreement"), by and between TK Communications, Inc., a Pennsylvania corporation ("Seller"), and Infinity Broadcasting Corporation of Dallas, a Delaware corporation ("Buyer"). Capitalized terms used in this opinion without definition have the respective meanings ascribed to them in the Agreement.

    We have also examined and relied upon the representations and warranties as to factual matters contained in or made pursuant to the Agreement and in certificates of officers of Buyer and upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

    Based upon the foregoing, we are of the following opinion:


 1. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and to enter into and perform the Agreement.

 2. The Agreement has been duly authorized by all necessary corporate action on the part of Buyer. The Agreement has been duly executed and delivered by Buyer.

 3. The Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency,


TK Communications, Inc.
[Closing Date]
Page -2-

 reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

 4. The execution and delivery by Buyer of the Agreement and the performance by Buyer of its obligations thereunder will not (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) to our knowledge, violate any order, writ, judgment, injunction, award, decree, rule, regulation or ruling of any governmental authority against or binding upon Buyer; (c) to our knowledge, violate or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, would constitute) a default under any material agreement, instrument, license or permit to which Buyer is now a party, except for any such violation, conflict, breach or default that would not reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by the Agreement.

 5. To our knowledge, (a) there are no insolvency proceedings of any character pending against Buyer, including, without limitation, proceedings relating to bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, and (b) Buyer has not made any assignment for the benefit of creditors, or taken any formal corporate action in contemplation of the institution of any insolvency proceedings.

 6. To our knowledge, there is no claim, litigation, proceeding or governmental investigation pending or threatened, or any order, injunction or decree outstanding, against Buyer or any of its affiliates that would prevent the consummation of, or materially impair Buyer's ability to consummate, the transactions contemplated by the Agreement, except that we express no opinion as to any proceedings that may be pending or threatened by or before the Federal Communications Commission.

    For the purposes of giving the opinions expressed in paragraphs 5 and 6, we have relied exclusively on a certificate of an officer of Buyer.


TK Communications, Inc.
[Closing Date]
Page -3-

    We express no opinion in this letter as to the law of any jurisdiction other than the federal law of the United States (excluding the Communications Act of 1934, as amended, the rules and regulations promulgated thereunder, and actions and decisions of the Federal Communications Commission taken in accordance therewith), the law of the State of New York and the General Corporation Law of the State of Delaware.

    We are delivering this opinion to you pursuant to Section 13.2(e) of the Agreement, and no persons other than you are entitled to rely on this opinion.

                                     Very truly yours,



       FORM OF OPINION OF BUYER'S COUNSEL ON FCC MATTERS


                         [Closing Date]


 TK Communications, Inc.
 _______________________
 _______________________


 Ladies and Gentlemen:

  We have acted as counsel to Infinity Broadcasting Corporation of Dallas, a Delaware corporation ("Buyer"), in connection with the negotiation, preparation, execution and delivery of that certain Asset Purchase Agreement by and between you and Buyer dated as of September ___, 1994 (the "Agreement"). We are furnishing this opinion to your pursuant to Section 13.2(d) of the Agreement. Except as otherwise specified herein, capitalized terms used herein which are defined in the Agreement shall have the same meanings herein as therein.

  In connection with this opinion, we have assumed the genuineness of signatures on documents, the conformity to the originals of all copies examined by or submitted to us as photocopies or conformed copies, and the authenticity of the originals of such latter documents. As to questions of fact in connection with this opinion, we have relied upon an examination of our own files and records and examination of the public records of the FCC available as of __________ ____, 199__. We have also relied upon representations made by Buyers to the FCC and upon certificates of fact of officers of Buyers as we have deemed necessary. As used herein, the term "to our knowledge" shall mean to our actual knowledge without further investigation other than described in this paragraph. You should be aware that records of the FCC that are public as a matter of law may not be publicly available as a matter of fact. Furthermore, there may be records of matters pending at the FCC that are not available for inspection by the public as a matter of law.

  This opinion is limited to matters arising under the Federal Communications Act of 1934, as amended (the "Act"), and the rules, regulations and published policies of the FCC, and we express no opinion as to any other laws except as specifically stated herein.



TK Communications, Inc.
[Closing Date]
Page -2-

  1. Based upon and subject to the foregoing and to the further limitations set forth hereinafter, we are of the opinion that the FCC Consent has been granted [and has become a Final Order].

  2. To our knowledge, there is no claim, litigation, proceeding or governmental investigation pending or threatened, or any order, injunction or decree outstanding, against Buyer that would prevent the consummation of, or impair Buyer's ability to consummate the transactions contemplated by the Agreement.

  The opinion set forth above is as of the date hereof. We assume no obligation to advise you of changes which may thereafter be brought to our attention. Our opinion is based on statutory laws, agency rules, regulations and policies, and judicial decisions that are effective on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion.

  This opinion is delivered solely to you and is solely for your benefit in connection with the above transaction. This opinion may not be quoted or relied upon for any purpose by any person other than the addressee hereof.


                  Very truly yours,

                       LEVENTHAL, SENTER & LERMAN



                       By ______________________
                                 A Partner


                                                          EXHIBIT C
                                         FORM OF REVERSAL AGREEMENT


                       REVERSAL AGREEMENT


        This Reversal Agreement ("Agreement"), dated as of [the Closing Date], is by and among TK Communications, Inc., a Pennsylvania corporation ("Seller"), John F. Tenaglia ("Seller's Shareholder"), and Infinity Broadcasting Corporation of Dallas, a Delaware corporation ("Buyer"), and is made with reference to that certain Asset Purchase Agreement dated as of September ___ , 1994 (the "Purchase Agreement"), by and between Buyer and Seller.

        The Purchase Agreement provides for the sale of FM radio broadcast station KLUV-FM, Dallas, Texas (the "Station"). On ______________, 199___, the Federal Communications Commission ("FCC") granted its consent to a transfer of control of the licenses for the Station from certain shareholders of Seller to Seller's Shareholder. On ______________, 199__, the FCC granted its consent (the "FCC Order") to the assignment of the Station Licenses (as defined in the Purchase Agreement) from Seller to Buyer pursuant to the Purchase Agreement. As of the date of this Agreement, the FCC Order has not yet become a Final Order (as defined in the Purchase Agreement).
Nevertheless, as provided in the Purchase Agreement, the parties desire to proceed with the Closing (as defined in the Purchase Agreement) in accordance with the terms and conditions of the Purchase Agreement. This Agreement sets forth the agreement of the parties as to the procedures that they will follow in the event that the FCC Order is reversed, rescinded, vacated, set aside or annulled and Buyer is ordered by Final Order to return the Station Licenses to Seller or Seller's Shareholder on issues unrelated to Seller's or Seller's Shareholder's qualifications to be an FCC licensee (an "FCC Reversal"). (A Final Order requiring Buyer to divest the Station Licenses to a party other than Seller or Seller's Shareholder or an affiliate of Seller's Shareholder shall not be considered an FCC Reversal for the purposes of this Agreement.)

        Accordingly, in consideration of the foregoing and the mutual promises and covenants set forth below, the parties agree as follows:



 1.     Definitions.

             All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Purchase Agreement.

 2.   Procedures in the Event of an FCC Reversal.

             (a) Reconveyance. Seller and Seller's Shareholder agree that in the event of an FCC Reversal, Seller's Shareholder or a company owned by him will accept the reconveyance by Buyer of the Station Assets (as defined below) and will assume any and all liabilities, obligations or commitments related to the Station of the type assumed by Buyer pursuant to the Purchase Agreement arising and accruing after the closing of the reconveyance of the Station Assets (the "FCC Reversal Closing"). "Station Assets" shall mean the assets then owned or held by Buyer and used or held for use in the conduct of the business and operations of the Station of the type constituting the Station Assets (as defined in the Purchase Agreement) assigned by Seller to Buyer at the Closing pursuant to the Purchase Agreement; provided that Buyer shall have no obligation to assign the Station Licenses to Seller's Shareholder if the FCC has revoked or rescinded or otherwise ruled that Seller's Shareholder is unqualified to hold such licenses. In the event that Seller's Shareholder directs the reconveyance to a company owned by him, all references herein to "Seller's Shareholder" shall refer to such affiliate, as appropriate.

             (b) Purchase Price in the Event of an FCC Reversal. In the event of a reconveyance of the Station Assets to Seller's Shareholder pursuant to Section 2(a) following an FCC Reversal, neither Seller nor Seller's Shareholder shall have any obligation to refund the Purchase Price (as defined in the Purchase Agreement). Rather, Seller's Shareholder agrees to pay Buyer an amount (the "Reversal Purchase Price") to be computed and payable as follows:

                  (i)  The Reversal Purchase
                Price will be due and payable to Buyer in immediately available funds at the earlier of the date of (A) Seller's Shareholder's

                due and timely election to retain the
                Station Assets (as provided in clause (ii)
                below) and (B) the sale of the Station
                Assets by Seller's Shareholder to an
                unaffiliated third party (as provided in
                clause (iii) below); provided, however,
                                     ________  _______
                that if after an FCC Reversal the FCC
                Application remains pending (even if
                designated for an evidentiary hearing), the
                Reversal Purchase Price shall not be due
                and the time periods for Seller's
                Shareholder to elect to retain the Station
                or to sell it to an unaffiliated third party
                (as provided in clauses (ii) and (iii)
                below) shall be tolled until either (x) the
                                                     _
                FCC Application has been granted and
                such grant has become a Final Order, in
                which event Seller's Shareholder shall
                reconvey the Station Assets to Buyer and
                this Agreement shall be terminated (as
                provided in Section 6 below), or (y) the
                                                  _
                FCC Application has been denied and
                such denial has become a Final Order, in which event the parties shall proceed as provided in clauses (ii) and (iii) of this
                Section 2(b).

                  (ii) If Seller's Shareholder
                elects to retain the Station Assets after the FCC Reversal Closing, the Reversal
                Purchase Price shall be the fair market
                value of the Station Assets (assuming a
                sale of assets as of the FCC Reversal
                Closing on terms and conditions similar
                to those in the Purchase Agreement,
                including an agreement containing non-
                competition and non-solicitation
                provisions customary in the industry) as determined by the agreement of two nationally recognized appraisers with experience in the broadcast industry, one to be selected by Seller's Shareholder and one by Buyer. The appraisal process shall be initiated by notice (the "Appraisal Notice") from Seller's Shareholder to
                Buyer within thirty (30) days of the FCC
                Reversal Closing, which notice shall
                contain Seller's Shareholder's selection of its appraiser. Within thirty (30) days of Buyer's receipt of the Appraisal Notice, Buyer shall give Seller's Shareholder notice of the appraiser selected by Buyer. Buyer and Seller's Shareholder shall each

                pay the costs of their respective
                appraisers.   Seller's Shareholder's
                election to retain the Station Assets shall be made by written notice to Buyer within thirty (30) days after completion of the appraisal and shall be accompanied by a contemporaneous wire transfer of the Reversal Purchase Price.
                Notwithstanding anything to the contrary in this Agreement, Seller's Shareholder shall not be entitled to elect to retain the Station Assets unless the appraisers have reached an agreement on the fair market value of the Station Assets within ninety
                (90) days of the Appraisal Notice.

                  (iii)     If Seller's Shareholder does
                not elect to retain the Station Assets in accordance with the provisions of clause
                (ii) above, then Seller's Shareholder shall proceed to use its reasonable and diligent efforts to cause the Station Assets to be sold, subject, during the period of eighteen (18) months following the FCC
                Reversal Closing, to Buyer's approval of the terms and conditions of any sale.
                Should Buyer fail to approve any
                proposed sale of the Station Assets during the period of eighteen (18) months following the FCC Reversal Closing,
                Seller's Shareholder shall thereafter be free to sell the Station Assets to an unaffiliated third party at its reasonable discretion. In either case, Seller's
                Shareholder shall accept any offer to
                purchase the Station Assets brought to the Seller's Shareholder by Buyer unless
                Seller's Shareholder has previously timely and duly elected to retain the Station
                Assets.  In the event of a sale of the
                Station Assets to an unaffiliated third
                party, the Reversal Purchase Price shall be the total consideration received by Seller's Shareholder from the unaffiliated third party for the Station Assets
                (including any consideration for a
                covenant not to compete, consulting
                agreement or other arrangement entered
                into in connection with such sale) less the

                expenses reasonably incurred by Seller's
                Shareholder in connection with such sale, including but not limited to a broker's commission paid to an independent broker or brokerage firm. Failure to sell the Station Assets under this clause (iii) shall not be deemed an election to retain the Station Assets under clause (ii).

                  (iv) Between the date of the
                FCC Reversal Closing and payment of the
                Reversal Purchase Price, Seller's
                Shareholder agrees to pay Buyer ninety-
                five percent (95%) of the amount of the
                Available Cash Flow (as defined below),
                and Buyer agrees that Seller's Shareholder may retain five percent (5%) of the Available Cash Flow for its own account.
                To the extent practicable, Seller's
                Shareholder shall make such payments to
                Buyer on a monthly basis.  "Available
                Cash Flow" shall mean for any period the net income of the Station computed on a stand-alone basis, after payment of any applicable taxes (other than any income tax on the five percent (5%) of Available
                Cash Flow retained by Seller's
                Shareholder, which Seller's Shareholder
                shall be responsible for paying),
                determined in accordance with GAAP,
                plus the aggregate amount of all non-cash items (including depreciation and amortization) deducted in computing such net income, minus the aggregate amount of all non-cash items included in computing such net income, and minus the aggregate amount of capital expenditures made during such period.

                  (v)  Seller's Shareholder's
                obligations under this Agreement in the
                event of an FCC Reversal shall be
                secured by the grant to Buyer of a first priority security interest in the Station
                Assets (and, to the extent permitted by
                law, the Station Licenses), and Seller's
                Shareholder agrees not to grant or permit, directly or indirectly, any other security interests or liens against the Station


                Assets or the Station Licenses.  Buyer
                shall have no recourse against Seller's
                Shareholder for default under this
                Agreement beyond its actual damages,
                plus all costs and expenses reasonably
                incurred by Buyer in enforcing its rights under this Agreement, not to exceed in the aggregate the fair market value of the Station Assets.

             (c) No Prorations in the Event of an FCC Reversal. In lieu of prorating income and expenses as of the FCC Reversal Closing, Seller's Shareholder shall collect all accounts receivable and pay all accounts payable arising out of the operation of the Station prior to the FCC Reversal Closing to the extent that adequate funds are available from operation of the Station (or are made available by Buyer) and shall treat such cash received or paid with respect to income and expense accruing prior to the FCC Reversal Closing as income or expense of the Station for purposes of calculating Available Cash Flow; provided, however, that to the extent that the total of all accounts payable exceeds the total of all accounts receivable as of the FCC Reversal Closing, Buyer shall provide Seller's Shareholder with funds at the FCC Reversal Closing to pay such excess amount. Furthermore, notwithstanding the first sentence of Section 2(a), Seller's Shareholder agrees to assume all Trade Agreements in existence as of the FCC Reversal Closing.

             (d) Operation in the Ordinary Course. During the period between the FCC Reversal Closing and payment of the Reversal Purchase Price in full, Seller's Shareholder agrees to operate the business of the Station in accordance with the affirmative and negative covenants set forth on Annex A hereto. Notwithstanding anything herein to the contrary, during such period, Buyer shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise or direct the operation of the Station; such operations shall be the sole responsibility of Seller's Shareholder.

             (e) Indemnification. In the event of an FCC Reversal, Buyer shall indemnify, defend and hold Seller and Seller's Shareholder harmless from and against and with respect to, and shall reimburse Seller and Seller's


Shareholder for, any deficits incurred in operating the Station in accordance with the terms of this Agreement during the period between the FCC Reversal Closing and payment of the Reversal Purchase Price except for losses resulting from Seller's and/or Seller's Shareholder willful misconduct or gross negligence. Buyer shall fund any such deficits on a monthly basis, and Seller's Shareholder shall have no obligation to borrow or utilize his own funds (other than funds generated from the operation of the Station) under this Agreement. Buyer shall be obligated to indemnify Seller or Seller's Shareholder under this Section 2(e) only to the extent that such losses cannot be funded from revenues arising from operation of the Station.

             (f) Documentation. In the event of an FCC Reversal, the parties shall negotiate in good faith, execute and deliver such documents and instruments and perform such other acts as may be necessary for the complete implementation of this Agreement.

        3.   Operation of Station by Buyer.

             Nothing herein shall be construed to limit in any way the full powers of Buyer on and after the Closing Date to operate the Station as Buyer sees fit until an FCC Reversal Closing. Buyer shall be entitled to retain all revenues and profits earned during the period between the Closing and an FCC Reversal Closing.

        4.   FCC Matters.

             (a) Seller or Seller's Shareholder and Buyer shall, each at its own cost and expense, vigorously and diligently oppose any petition for reconsideration or review or any request for stay or appeal filed with respect to the FCC Order to the extent that any such petition or request applies to Seller, Seller's Shareholder or Buyer, as the case may be, and shall take all actions necessary or appropriate to obtain denial of any such petition for reconsideration, stay, review and/or appeal. The parties will also continue to prosecute the FCC Application in the event that it is designated for evidentiary hearing by the FCC following the Closing, and shall thereafter exhaust all available administrative and judicial appellate remedies in the event that the FCC Application is denied following such evidentiary hearing. It is the intent of the parties that each will use its best efforts to persuade the FCC, first, to permit Buyer to retain the Station Licenses but if such efforts are unsuccessful, then next, to permit Buyer to sell the Station Licenses to a third party, and finally, if such efforts are unsuccessful, to reconvey the Station Licenses to Seller's Shareholder. The procedures set forth in Section 2 for reconveyance of the Station Assets shall apply only if


Buyer is unable to retain the Station Assets (including the Station Licenses) or convey such Station Assets to a third party.

             (b) The parties agree to prepare and execute any and all required applications, documents and instruments for filing with the FCC in order to enable the parties to comply with either an FCC Reversal or the terms of this Agreement, and any other applications, agreements or instruments necessary to implement the provisions of this Agreement, including, without limitation, such applications as may be required under the HSRA.

        5.   Expenses.

             Except as otherwise provided herein, all expenses involved in the implementation of this Agreement in the event of an FCC Reversal shall be borne by Buyer, treated as an ordinary operating expense of the Station for purposes of calculating Available Cash Flow, or treated as an expense of sale of the Station Assets, as appropriate, except that if Seller's Shareholder elects to retain the Station Assets, Seller's Shareholder shall be responsible for all expenses incurred by it in connection with such transaction. 6. Termination.

             This Agreement shall terminate on the date that the FCC Order becomes a Final Order.

        7.   Severability.

             If any term, covenant, condition or provision of this Agreement, or the application thereof to any party or circumstance shall to any extent be held invalid or unenforceable by an administrative order, the remainder of this Agreement or the application of such term or provision to parties or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant, condition or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law, provided that such invalid or unenforceable provision shall be curtailed, limited or eliminated only to the extent necessary to remove such invalidity or unenforceability with respect to the applicable law as it shall then be applied.



        8.   Notices.

             All notices, requests, demands or other communications relating to this Agreement shall be in writing and shall be given in accordance with
Section 19.7 of the Purchase Agreement.

        9.   Choice of Law.

             This Agreement shall be governed by the laws of the State of New York, without regard to its principles of conflicts of law.

        10.  Counterparts.

             This Agreement may be signed in multiple counterparts, which together shall constitute one and the same agreement.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                  TK COMMUNICATIONS, INC.



                  By:___________________________
                  Title:________________________


                  SELLER'S SHAREHOLDER:



                  ______________________________
                            John F. Tenaglia


                  INFINITY BROADCASTING CORPORATION
                       OF DALLAS



                  By:___________________________
                  Title:________________________

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

        Infinity Broadcasting Corporation, a Delaware corporation, hereby unconditionally guarantees to Seller's Shareholder the full payment and performance of the obligations of Buyer under Section 2(e) (Indemnification) of this Agreement (the "Obligations"), whether secured or unsecured (and whether before or after the occurrence of any bankruptcy, insolvency, reorganization, arrangement, receivership or similar proceeding, and including, without limitation, all post-petition interest, at the applicable default rate or rates, whether or not allowed as a claim in any such proceeding), and all costs and expenses incurred by Seller's Shareholder in enforcing the Obligations, whether or not suit is instituted. Nothing except the full performance and indefeasible payments in full, in cash, of the Obligations shall release Infinity from this guaranty. Infinity represents, warrants and agrees that: (i) this guaranty is a legal, valid and binding obligation of Infinity, enforceable in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally;
(ii) Infinity has all necessary power and authority to enter into and perform this guaranty; (iii) this guaranty does not conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, instrument, license or permit to which Infinity is subject; and (iv) Infinity's execution, delivery and performance of this guaranty has been duly authorized by all necessary action on its part.

                       INFINITY BROADCASTING CORPORATION



                       By:______________________________
                       Name:____________________________
                       Title:___________________________

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

                                                           ANNEX A TO
                                                   REVERSAL AGREEMENT
                                                   __________________

                 COVENANTS OF SELLER'S SHAREHOLDER
                 _________________________________

1. Interim Operation. Between the date of the FCC Reversal Closing and payment in full of the Reversal Purchase Price, except as expressly permitted by this Agreement or with the prior written consent of Buyer:

                  (a) Seller's Shareholder shall conduct the business and operation of the Station solely in the ordinary and normal course of business consistent with past operations by Buyer, with the intent of preserving the ongoing operations and assets of the Station;

                  (b) Seller's Shareholder shall not sell, assign, lease or otherwise transfer or dispose of any of the Station Assets, except for assets consumed or disposed of in the ordinary course of business, in which case the same shall be replaced with assets of equal or greater value and utility, and the Station's inventories of spare parts and expendable supplies shall be maintained at levels consistent with Buyer's past practices;

                  (c) Seller's Shareholder shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Station Assets, except for those in existence at the FCC Reversal Closing;

                  (d) Seller's Shareholder shall operate the Station in accordance with the FCC's rules and regulations and the Station Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Station Licenses to expire, be surrendered, adversely modified, or otherwise terminated or the FCC to institute any proceeding for the suspension, revocation or adverse modification of any of the Station Licenses, or fail to prosecute with due diligence any pending application to the FCC;


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

                  (e) Seller's Shareholder shall not waive any material right under any Contract or relating to the Station or the Station Assets;

                  (f) Seller's Shareholder shall not enter into or renew (i) any Contract (other than a Times Sales Agreement, a Trade Agreement or an employment agreement) that involves payment by or to Seller's Shareholder of Twenty Thousand Dollars ($20,000) or more (ii) any Contract (other than a Times Sales Agreement, a Trade Agreement or an employment agreement) having a duration of three (3) months or more, (iii) any Time Sales Agreement or Trade Agreement that specifies volume discounts, special rates or bonuses or having a duration inconsistent with past practices, or (iv) any employment agreement providing for annual compensation in excess of Forty Five Thousand Dollars ($45,000) or having a duration of three (3) months or more except for a renewal on substantially similar terms of an employment agreement in effect as of the date of the FCC Reversal Closing for a period of no more than one (1) year;

                  (g) Seller's Shareholder shall timely make all payments required to be paid under any Contract when due and otherwise pay all liabilities and satisfy all obligations when such liabilities and obligations become due;

                  (h) Seller's Shareholder shall not increase or agree to increase the compensation, bonuses or other benefits for employees of the Station, except as may be required under Contracts assumed by Seller's Shareholder pursuant to Section 2(a) of the Agreement or consistent with Buyer's past employee compensation and promotion practices;

                  (i) Seller's Shareholder shall, in accordance with Buyer's past personnel practices and policies, use reasonable efforts to maintain the employment at the Station and to renew the existing employment contracts of the employees identified by Buyer on a schedule to be provided at the FCC Reversal Closing;

                  (j) Seller's Shareholder shall use reasonable efforts to preserve the operations, organization and reputation of the

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

         Station intact, to preserve the goodwill and business of the Station's advertisers, suppliers, and others having business relations with the Station, and to continue to conduct financial operations of the Station, including their credit and collection policies, with no less effort, as in Buyer's prior conduct of the business of the Station;

                  (k) Seller's Shareholder shall maintain monthly cash advertising and promotional expenditures for the Station at levels that are consistent with Buyer's past practices;

                  (l) Seller's Shareholder shall make capital improvements for the Station consistent with Buyer's past practices;

                  (m) Seller's Shareholder shall maintain insurance policies on the Station and the Station Assets comparable to the insurance maintained by Buyer prior to the FCC Reversal Closing; and

                  (n) Seller's Shareholder shall maintain the Station's books and records in accordance with GAAP.

        2. Access to Station. Between the date of the FCC Reversal Closing and payment of the Reversal Purchase Price in full, Seller's Shareholder shall give Buyer and Buyer's counsel, accountants, engineers and other representatives, reasonable access during normal business hours to all of Seller's Shareholder's properties, records and employees relating to the Station, including the financial data necessary for Buyer's accountants to prepare audited statements for the Station, and shall furnish Buyer with all information related to the Station that Buyer reasonably requests. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Station.

        3. Financial Statements. Within twenty (20) days of the end of each month until payment of the Reversal Purchase Price in full, Seller's Shareholder shall deliver to Buyer unaudited statements of revenue and expenses for the Station for the month then ended, along with a balance sheet as of the end of such month. Seller's Shareholder shall furnish to Buyer any and all other information customarily prepared by Seller's Shareholder concerning the financial condition of the Station that Buyer may request.

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

        4.        Notification.

                  (a) Seller's Shareholder shall notify Buyer of any material litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Station or Seller's Shareholder with respect to the Station.

                  (b) Between the date of the FCC Reversal Closing and payment of the Reversal Purchase Price in full, Seller's Shareholder shall notify Buyer if the regular broadcast transmission of the Station from its main broadcasting antenna at full authorized effective radiated power is interrupted or impaired between the hours of 6 a.m. and midnight for a period of more than three (3) consecutive hours or for an aggregate of six (6) hours in any continuous two (2) day period or twelve (12) hours in any single thirty
(30) day period.

                  (c) Between the date of the FCC Reversal Closing and payment of the Reversal Purchase Price in full, Seller's Shareholder shall keep Buyer reasonably informed of all material operational matters and business developments with respect to the Station.

        5. No Inconsistent Action. Seller's Shareholder shall not take any action which is materially inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement.

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